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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Investment Technology Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 25, 2016

Dear Fellow Stockholder:

        You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Investment Technology Group, Inc. (the "Annual Meeting"). Our Annual Meeting will be held on Thursday, June 9, 2016 at 11:30 a.m., New York City time. You will be able to attend the Annual Meeting and vote during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ITG2016 and inputting your unique, 12-digit control number included on your Notice Regarding the Availability of Proxy Materials or your proxy card.

        We are pleased to again be taking advantage of the Securities and Exchange Commission (the "SEC") rule allowing companies to furnish proxy materials to stockholders electronically because we believe that the e-proxy process expedites our stockholders' receipt of proxy materials, lowers the costs of distribution and reduces the environmental impact of our Annual Meeting. In accordance with this rule, on or about April 25, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the close of business on April 13, 2016. The Notice contains instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 ("2015 Annual Report") and vote online.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement, which you are urged to read carefully.

        Your vote is very important to us. Whether or not you plan to attend the meeting, your shares should be represented and voted. After reading the Proxy Statement, please vote your shares through the Internet or the designated toll-free telephone number or, if you received your proxy materials by mail, you can sign and date the enclosed proxy card and return it in the envelope provided to you. Please refer to the section entitled "How do I vote and what are the voting deadlines?" in the Voting Instructions and Information section of the Proxy Statement for a description of these voting methods. We must receive votes submitted via mail, the Internet or touch-tone telephone by 11:59 p.m. New York time on June 8, 2016 in order for them to be counted at the Annual Meeting.

        We are looking forward to our 2016 Annual Meeting of Stockholders. Thank you for your continued support of Investment Technology Group, Inc.

Sincerely,

Francis J. Troise	Minder Cheng
Director, President and Chief Executive Officer	Chairman of the Board of Directors

Investment Technology Group, Inc.
One Liberty Plaza
165 Broadway, 5th Floor
New York, New York 10006

Notice of Annual Meeting of Stockholders
To Be Held June 9, 2016

TIME AND DATE:	11:30 a.m. New York City time, on Thursday, June 9, 2016.
PLACE:	You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/ITG2016 where you will be able to vote electronically during the meeting.
ITEMS OF BUSINESS:	(1) to elect nine (9) directors to the Investment Technology Group, Inc. Board of Directors to serve until the next annual meeting or until successors have been duly elected and qualified.
(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.
(3) to approve on an advisory basis the compensation of our named executive officers.
(4) to transact such other business as may properly come before the Annual Meeting or any one or more adjournments thereof.
This Proxy Statement more fully describes these proposals.
RECORD DATE:	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on April 13, 2016.
PROXY VOTING:
Please vote your shares through the Internet or the designated toll-free telephone number or, if you received your proxy materials by mail, you can sign and date the enclosed proxy card and return it in the envelope provided to you.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2016. The Proxy Statement and our 2015 Annual Report are available at www.proxyvote.com.

By Order of the Board of Directors,

Angélique F. M. DeSanto Corporate Secretary

New York, New York
April 25, 2016

VOTING INSTRUCTIONS AND INFORMATION

Who is entitled to vote at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Investment Technology Group, Inc. (the "Company", "ITG", "we", "us" or "our")?

        Holders of our common stock as of the close of business on April 13, 2016 (the "Record Date") may vote at the Annual Meeting. On the Record Date, 33,205,772 shares of our common stock were outstanding and entitled to vote at the Annual Meeting.

        Stockholders at the close of business on the Record Date may examine a list of all stockholders of record as of the Record Date for any purpose germane to the Annual Meeting for ten days preceding, or at, the Annual Meeting.

How many votes do I have?

        You are entitled to one vote for each share of common stock you own for each matter to be voted on at the Annual Meeting. Cumulative voting is not allowed.

What matters will be voted on at the Annual Meeting?

        There are three proposals scheduled to be voted on at the meeting:

  •
  Election of nine (9) directors to serve until the next annual meeting or until their successors have been duly elected and qualified.

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  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. A representative of KPMG LLP is expected to be in attendance at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

  •
  Advisory (non-binding) vote to approve named executive officer compensation (commonly referred to as the "say-on-pay" proposal).

How does the Investment Technology Group, Inc. Board of Directors ("Board of Directors" or "Board") recommend I vote?

        Our Board of Directors recommends that you vote:

  •
  FOR each of the nominees to the Board of Directors.

  •
  FOR ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for our fiscal year ending December 31, 2016.

  •
  FOR the approval of the compensation of our named executive officers.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholders of Record.    You are a stockholder of record if, at the close of business on the Record Date, your shares were registered directly in your name with the Company's transfer agent, Computershare Trust Company. This Proxy Statement and any accompanying documents have been provided directly to you by the Company.

        Beneficial Owner.    You are a beneficial owner if, at the close of business on the Record Date, your shares were held by a brokerage firm, bank or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in "street name" and this Notice and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares by following the voting instructions your broker or other nominee provides.

If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of KPMG as our independent registered public accounting firm. Please see "What if I do not specify how my shares are to be voted?" below for additional information.

How do I vote and what are the voting deadlines?

        Stockholders of Record.    If you are a stockholder of record, you may vote in the following ways:

  •
  By Internet.  You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. If you vote by Internet, you do not need to return a proxy card by mail. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials or your proxy card in order to vote by Internet. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., New York time, on June 8, 2016.

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  By Telephone.  You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. If you vote by telephone, you do not need to return a proxy card by mail. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials or your proxy card in order to vote by telephone. Telephone voting is available 24 hours a day. To be valid, your vote by telephone must be received by 11:59 p.m., New York time, on June 8, 2016.

  •
  By Mail.  If you have received a printed copy of the proxy materials from us by mail, you may vote by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. To be valid, your vote by mail must be received by June 8, 2016.

  •
  At the Annual Meeting.  You can vote your shares during the Annual Meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/ITG2016.

        Beneficial Owners.    If you are a beneficial owner, you may vote by submitting voting instructions to your broker or other nominee holding your shares. You should follow the instructions in the Notice Regarding the Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted via the Internet at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

        Stockholders of Record.    Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may revoke your proxy and change your vote by:

  •
  Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., New York time, on June 8, 2016;

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  Submitting a properly-signed proxy card with a later date that is received no later than June 8, 2016;

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  Attending the Annual Meeting and voting via www.virtualshareholdermeeting.com/ITG2016; or

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  Sending a written statement to that effect to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Corporate Secretary, provided that any such statement is received no later than June 8, 2016.

        Beneficial Owners.    If you are a beneficial owner, you may submit new voting instructions by contacting your broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting or online, provided that you obtain a legal proxy, executed in your favor, from the broker or other nominee giving you the right to vote the shares.

        Attending the Annual Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

How are votes counted?

        If you properly submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

What will happen if I do not vote my shares?

        Stockholders of Record.    If you are a stockholder of record and you do not vote via the Internet, by telephone, by proxy card, or via the Internet at the Annual Meeting, your shares will not be voted at the Annual Meeting.

        Beneficial Owners.    If you are the beneficial owner of your shares, and you do not instruct your broker or nominee on how to vote your shares, your broker or nominee may exercise its discretion to vote on some proposals at the Annual Meeting, but not all. Under the rules of the New York Stock Exchange ("NYSE"), your broker or nominee does not have discretion to vote your shares on non-routine matters such as the proposals related to the election of directors and approval of executive compensation. However, your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of our independent registered public accounting firm and any other routine matters properly presented for a vote at the Annual Meeting.

What if I do not specify how my shares are to be voted?

        Stockholders of Record.    If you are a stockholder of record and you submit a proxy but you do not provide voting instructions on the proxy, your shares will be voted as follows: FOR the election of ITG's director nominees; FOR the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for our fiscal year ending December 31, 2016; and FOR the approval of the Company's named executive officer compensation; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

        Beneficial Owners.    If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on your behalf. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the proposals related to the election of directors and approval of named executive officer compensation. However, your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of our independent registered public accounting firm and any other routine matters properly presented for a vote at the Annual Meeting.

How many votes are required to transact business at the Annual Meeting?

        A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Abstentions, withheld votes and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A properly completed proxy indicating "FOR ALL EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

How many votes are required to approve each proposal?

        Assuming a quorum is present, the election of directors will be determined by a plurality of the votes cast. For each of the other proposals, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter will be required for approval.

What is the effect of withheld votes, abstentions and broker non-votes?

        Abstentions and Withheld Votes.    With respect to the election of directors, you may vote FOR, WITHHOLD, or FOR ALL EXCEPT. With respect to all other proposals, you may vote FOR, AGAINST or ABSTAIN. If you WITHHOLD from voting on the election of directors, it will have no effect on the election of directors. If you ABSTAIN from voting on proposals related to the approval of named executive officer compensation or the ratification of the appointment of our independent registered public accounting firm, the abstention will have the same effect as an AGAINST vote.

        Broker Non-Votes.    Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. The proposal related to the ratification of the appointment of KPMG LLP is considered a routine matter and a broker will be permitted to exercise its discretion. All of the other proposals, meaning those related to the election of directors and named executive officer compensation are considered non-routine matters and a broker will lack the authority to vote uninstructed shares at its discretion on these proposals. Accordingly, if you are a beneficial owner and you do not submit voting instructions to your broker, your shares will not have any effect on the outcome of the election of the director nominees at the Annual Meeting or the advisory vote pertaining to the compensation of the Company's named executive officers.

Who will count the votes?

        Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Who pays for the expenses of this proxy solicitation?

        We bear the cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies on behalf of our Board of Directors through regular and electronic mail, telephone, fax and personal contact. Alliance Advisors, LLC has been retained to assist in soliciting proxies for a fee of $20,000, plus distribution costs and other expenses. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of our stock that those brokerage firms, banks, custodians and fiduciaries hold of record.

Could other matters be decided at the Annual Meeting?

        We do not expect any other items of business to be brought before the Annual Meeting. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to the persons named on the proxy card with respect to any other matters that might be brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Are you "householding" for stockholders sharing the same address?

        Yes. The SEC's rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders who do not participate in electronic proxy material delivery. This method of delivery is called "householding," and it can reduce our printing and mailing costs. It also reduces the volume of mail you receive. If you requested to receive proxy materials by mail, we will deliver only one set of proxy materials to you if you share an address with another stockholder, unless we receive instructions to the contrary from one or more of the stockholders at your address. If you would like to receive proxy materials by mail, we will promptly mail you proxy materials upon written request to our Corporate Secretary at Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006. The same address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Annual Report to Stockholders, Proxy Statement, Corporate Governance Guidelines, Code of Business Conduct and Ethics and Board Committee Charters

        Our 2015 Annual Report and this Proxy Statement are available through our website at http://investor.itg.com, under SEC Filings and at www.proxyvote.com. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which govern our directors, officers and employees, and the charters for each of our Audit, Compensation, Nominating and Corporate Governance, Technology and Capital Committees are available on our website at www.itg.com/corporategovernance/. You may also obtain a copy of such documents by writing to: Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attn: Investor Relations.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The number of directors to be elected at the Annual Meeting has been fixed at nine (9) by our Board of Directors. Such directors will be elected to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

        Each nominee listed below has been nominated for election by the Nominating and Corporate Governance Committee of our Board of Directors and has consented to serve as a director if elected. In the event that any nominee is unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may elect to reduce the number of directors. All of the nominees for election as a director are presently members of the Board of Directors.

Nominees to Board of Directors

        The following information is submitted concerning the nominees for election as directors. When assessing the qualifications of a particular person to serve as a director, our Nominating and Corporate Governance Committee and our Board of Directors consider an individual candidate's experience as well as the collective experience of our Board members taken as a whole. The members of our Board have a variety of experiences and attributes that qualify them to serve on our Board, including accounting, finance, technology and legal experience, extensive senior management experience in the financial services industry and insights on market structure issues. Certain members also possess valuable historical knowledge of the Company and our specific industry.

Name	Age	Position
Brian G. Cartwright	68	Director
Minder Cheng	52	Chair
Timothy L. Jones	60	Director
R. Jarrett Lilien	54	Director
Kevin J. Lynch	47	Director
T. Kelley Millet	56	Director
Lee M. Shavel	49	Director
Francis J. Troise	50	Director, President and Chief Executive Officer
Steven S. Wood	58	Director

        Brian G. Cartwright has been a director since January 2016. Since 2012, Mr. Cartwright has been a Senior Advisor at Patomak Global Partners LLC, a regulatory consulting firm. Mr. Cartwright also currently serves on the board of directors of HCP, Inc., a real estate investment trust that invests primarily in real estate serving the healthcare industry in the United States. From 2009 to 2011, Mr. Cartwright was Senior Advisor at the law firm of Latham & Watkins LLP. From 2006 to 2009, Mr. Cartwright served as General Counsel of the Securities and Exchange Commission. Between 1988 and 2005, Mr. Cartwright was a partner with Latham & Watkins LLP, where he served in various senior management positions, including as the Global Chair of the Public Company Representation Practice Group and a member of the firm's Executive Committee. From 1981 through 1982, Mr. Cartwright served as a law clerk to Associate Justice Sandra Day O'Connor on the U.S. Supreme Court. Mr. Cartwright has served since 2012 as a member of the board of trustees of the Pacific Legal Foundation, a nonprofit provider of legal services. Mr. Cartwright brings to our Board significant regulatory and legal experience, as well as extensive corporate governance expertise and knowledge of current governance trends and best practices.

        Minder Cheng has been Chair of our Board of Directors since January 2016 and a director since November 2010. In October 2014, Mr. Cheng co-founded, and is a Managing Member of ThirdStream

Partners, LLC, a private investment company. Mr. Cheng also currently serves as a Senior Advisor at Executive Networks, an executive peer electronic network, and an Advisor at Armanta, Inc., an integrated business intelligence platform. In addition, Mr. Cheng is Chair of the board of directors of MediaCrossing Inc., an independent digital media trading company, where he has served on the board since January 2013, and a member of the board of directors of Apportable Inc., a provider of mobile application development software, since April 2015. From December 2009 until July 2010, Mr. Cheng served as Chief Investment Officer for Index Equity and Capital Markets globally at BlackRock Inc. ("BlackRock"). Mr. Cheng joined BlackRock at the time of its 2009 merger with Barclays Global Investors ("BGI"), where he worked in a variety of capacities for the prior 10 years. Most recently, from May 2008 until December 2009, Mr. Cheng served as Chief Investment Officer of BGI's Equity and Capital Markets division worldwide. In addition, from July 2000 to May 2008, he held several other key positions at BGI, including Chief Investment Officer for active equity products and Global Head of Trading. Prior to BGI, Mr. Cheng held research, strategy and proprietary trading roles at Convergence Asset Management in Connecticut, Sumitomo Finance International in London, Salomon Brothers in Tokyo and the NYSE in New York. Mr. Cheng brings to our Board valuable insights on market structure as well as the priorities and challenges facing our major clients and a keen perspective on the Asia Pacific marketplace, together with his deep understanding of boards of directors.

        Timothy L. Jones has been a director since March 2005. From October 2007 until July 2010, Mr. Jones was Chief Executive Officer and director of the Personal Accounts Delivery Authority ("PADA"), a non-departmental public body of the Department for Work and Pensions within the United Kingdom government. From July 2010 until September 2015, Mr. Jones was Chief Executive Officer of the National Employment Savings Trust Corporation, also a non-departmental public body of the Department for Work and Pensions within the United Kingdom government and the successor organization to PADA. Mr. Jones served on the board of directors of the Rotman International Centre for Pension Management from September 2011 through September 2015. In 2014, Mr. Jones co-founded and has since served on the board of directors of Tibado Limited, a digital currency enterprise. From December 2002 to January 2005, Mr. Jones was the Chief Executive Officer of Simpay Limited, a mobile phone payment system company. Mr. Jones co-founded Purseus, a company developing a new architecture for correspondent banking, and was Chief Executive Officer of Purseus from April 2000 to November 2002. Prior to that, for 17 years, Mr. Jones was at National Westminster Bank PLC where he held various positions in the Operations, Information Technology Strategy and Policy, Mondex, Electronic Markets and Retail Banking Services divisions, eventually becoming a Managing Director in 1996 and Chief Executive of the Retail Banking Services Division in 1999. Mr. Jones brings to our Board significant executive experience and a strong background in technology issues.

        R. Jarrett Lilien has been a director since April 2015. He served as our Interim President and Chief Executive Officer from August 2015 to January 2016. In 2008, he founded and has since been the Managing Partner of Bendigo Partners, LLC, a venture capital investment firm. Mr. Lilien currently serves on the board of directors of WisdomTree Investments, Inc., an asset management company that focuses on exchange-traded funds, and Tradier, Inc., a provider of technology, execution and brokerage services. From 2003 to 2008, Mr. Lilien served as the President and Chief Operating Officer of E*TRADE Financial Corporation. Previously, Mr. Lilien was President and Chief Brokerage Officer at E*TRADE Securities, Inc. Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer at TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999. Mr. Lilien brings to our Board extensive management experience and client perspective, coupled with broad knowledge of the financial services industry.

        Kevin J. Lynch has been a director since March 2016. Mr. Lynch is currently a private investor. From 2001 through 2010, Mr. Lynch worked at JANA Partners LLC, a value-oriented investment advisor specializing in event-driven investing, where he was a partner and portfolio manager. In 2004 he served on the board of directors of InterCept, Inc., a publicly traded financial technology firm. From 1999 to 2001, he was an analyst at Sagaponack Partners. From 1995 through 1997, Mr. Lynch was an associate at Cornerstone Equity Investors, a private equity firm. From 1990 through 1995, he worked in various areas at Prudential Investments. Mr. Lynch brings to our Board significant experience in the financial services industry and an institutional investor perspective.

        T. Kelley Millet has been a director since August 2014. Mr. Millet is the CEO, Vice Chair and Treasurer of Banca IMI Securities Corp., a provider of banking and brokerage services to institutional investors. In addition, Mr. Millet served on the board of directors of The Mutual Fund Store, a provider of personalized financial planning and money management services from August 2012 to February 2016. From November 2013 to January 2014, Mr. Millet served as a consultant to the Company's CEO and Board of Directors. Previously, (a) from September 2012 until September 2013, Mr. Millet served as Co-President, Partner and a member of the board of directors of Pierpont Securities LLC, a fixed income broker-dealer, (b) from July 2011 until September 2012, Mr. Millet was CEO and a member of the board of directors of the broker-dealer Cortview Capital Holdings Inc. and (c) from September 2006 until July 2011, Mr. Millet served as President and as a member of the board of directors of MarketAxess Holdings Inc. ("MarketAxess"), a publicly-traded company that operates an electronic fixed income trading platform. Prior to MarketAxess, Mr. Millet was Global Head of Capital Markets and Credit Trading at Bear Stearns & Co. from September 2001 through January 2006. From 1982 to 2001, Mr. Millet held a variety of positions at JPMorgan Chase & Co., which culminated in his appointment as Managing Director, Head of Global Syndicate and Capital Markets. Mr. Millet brings to our Board a wealth of management experience and business understanding, together with an extensive knowledge of the brokerage industry, including with respect to the fixed income asset class.

        Lee M. Shavel has been a director since January 2016. From May 2011 to January 2016, Mr. Shavel served as Chief Financial Officer and Executive Vice President of Corporate Strategy at Nasdaq, Inc. ("Nasdaq"), and continued to assist Nasdaq in transitioning his role through March 31, 2016. Prior to joining Nasdaq, Mr. Shavel spent 18 years at Bank of America Merrill Lynch where he was Americas Head of Financial Institutions Investment Banking and prior to that Global Chief Operating Officer and Head of Finance, Securities and Technology in the Financial Institutions Group. Mr. Shavel joined Merrill Lynch & Co. in 1993 after four years at Citicorp. Mr. Shavel brings to our Board significant experience in finance and accounting matters, risk management and strategic planning, and has extensive knowledge of the financial services industry.

        Francis J. Troise has been a director and the President and Chief Executive Officer of the Company since January 2016. Prior to joining the Company and since July 2014, Mr. Troise was global head of Execution Services at J.P. Morgan, the investment banking arm of JPMorgan Chase & Co., where he oversaw cross-asset class execution. From April 2010 through July 2014, Mr. Troise was global head of Equities Electronic Client Solutions at J.P. Morgan, where he oversaw the electronic trading business. From September 2008 through April 2010, he was the global head of Equities Electronic Trading at Barclays Capital. From March 2005 to September 2008, he worked at Lehman Brothers Holdings Inc., where he served as the U.S. Head of Equities Electronic Trading, and from 1997 to 2005, he was employed by ITG Inc., a subsidiary of the Company, where in his last position he served as a managing director, responsible for client site sales and trading. During the last five years, Mr. Troise served on the board of directors of BIDS Holdings GP LLC, Chi-X Global Holdings LLC, and Neovest, Inc. With his 26 years of financial and consulting experience, Mr. Troise brings to our Board an in-depth knowledge of the capital markets and financial technology businesses and specific knowledge of the Company by virtue of his prior employment with us and his current role as our President and Chief Executive Officer.

        Steven S. Wood has been a director since February 2010. Mr. Wood established in 2010, and is now the sole owner and director of, Global Buy Side Trading Consultants Limited, a consulting company for financial institutions. Mr. Wood served on the European Securities Market Authority Consultative

Working Group on Secondary Markets from 2010 until June 2012. In addition, from 2010 until August 2012, Mr. Wood served on the board of Olivetree Securities Ltd., a global financial services firm. From 2002 until March 2010, Mr. Wood was the Global Head of Trading at Schroders Investment Management, a London-based asset management firm. Prior to joining Schroders in 2002, Mr. Wood spent 28 years at J.P. Morgan in a variety of roles, including head of European and Asian trading in the asset management division. Mr. Wood was also the Chair of the Investment Managers Association Trading Committee and Chair of the NYSE / Euronext European Institutional Advisory Committee until 2010. Mr. Wood brings to our Board extensive experience in trading matters and a keen perspective on the priorities and challenges facing our major customers.

        Our Board of Directors unanimously recommends that you vote "FOR" the election of each of the nominees listed above to the Board of Directors.

Cooperation Agreement with Stockholder Group

        On March 4, 2016, the Company entered into a Cooperation Agreement (the "Cooperation Agreement") with Philadelphia Financial Management of San Francisco, LLC, Justin Hughes, and Voce Capital Management LLC (the "Stockholder Group"), pursuant to which the Company agreed to expand the size of the Board by appointing Kevin J. Lynch to the Board to serve as a director of the Company. The Stockholder Group has agreed to vote in favor of the Board's director nominees at the Annual Meeting. The Stockholder Group has also agreed, among other things, not to solicit proxies regarding any matter to come before a meeting of the Company's stockholders, including for the election of directors for a period beginning on the date of the Cooperation Agreement and ending on the date which is the earlier of thirty days prior to the last day on which notice of a stockholder's intent to make director nominations at, or bring other business before, the Company's annual meeting of stockholders in 2017 must be submitted pursuant to the Company's bylaws and the date on which the Company materially breaches the Cooperation Agreement and fails to cure such breach within thirty days following notice thereof (the "Standstill Period"). The Stockholder Group has also agreed that, subject to certain exceptions, during the Standstill Period, the Stockholder Group will not acquire beneficial ownership of additional shares of the Company's voting stock that would result in the Stockholder Group's total ownership exceeding 10% of the Company's voting stock. The Company also reimbursed the Stockholder Group for $76,845 of their documented out-of-pocket expenses incurred in connection with their director nomination and related matters.

        The foregoing is not a complete description of the terms of the Cooperation Agreement. For a further description of the terms of the Cooperation Agreement, including a copy of the Cooperation Agreement, please see our Current Report on Form 8-K that we filed with the SEC on March 4, 2016.

 DIRECTOR COMPENSATION

        Each of our non-employee directors, other than our Chair, receives an annual retainer of $60,000, payable in quarterly installments. Our Chair receives an annual retainer of $160,000, payable in quarterly installments. Under our Amended and Restated Directors' Retainer Fee Subplan, adopted in 2002, the annual retainer fee is payable, at the election of each director, either in (i) cash, (ii) ITG common stock with a value equal to the retainer fee on the grant date, or (iii) under a deferred compensation plan which provides deferred share units with a value equal to the retainer fee on the grant date which convert to freely sellable shares when the director retires from our Board of Directors. Any director who is also an employee is not compensated for serving as a director.

        Each non-employee director also receives fees of $1,000 for attendance at each regular meeting of the Board of Directors and $2,000 for any special Board meetings. Board committee chair annual retainers are $20,000 for the Audit Committee chair, $7,000 for the Compensation Committee chair, and $5,000 for all other Board committee chairs. All committee members receive $1,000 for attendance at each meeting of a committee of the Board of Directors. Directors of the Company are also reimbursed for out-of-pocket expenses.

        Under our Amended and Restated Directors' Equity Subplan adopted in January 2006, and amended and restated in April 2012, we will grant newly-appointed non-employee directors initial restricted stock unit awards valued at $100,000 at, or shortly after, the time of appointment to the Board of Directors. These restricted stock units vest in equal installments on the first, second and third anniversaries of the date of grant. In addition, on the day of each of our annual meetings of stockholders at which directors are elected or reelected by the Company's stockholders, each director who is elected or reelected to serve as a director of the Company at such meeting will be granted restricted stock units valued at $72,000. These annual restricted stock units fully vest on the day immediately preceding the Company's next annual meeting of stockholders at which directors are elected. The shares related to such initial and annual restricted stock unit awards are distributed at the time of vesting unless such distribution is deferred, at the election of each director, until such director resigns from our Board of Directors. Vesting accelerates upon a change in control of the Company or if the director ceases to serve as a non-employee director due to his or her death or disability. Only directors who are not our employees are eligible to participate in this plan.

        Prior to April 2012, under our Amended and Restated Directors' Equity Subplan adopted in January 2006, we granted non-employee directors stock options valued at $36,000 and restricted stock units valued at $36,000 annually, on the forty-fifth day following each of our annual meetings of stockholders. The options were granted with an exercise price per share equal to 100% of the fair market value of a share of our common stock on the NYSE on the date of grant. Such options expire at the earliest of (1) five years after the date of grant, (2) 12 months after death, disability or retirement after reaching age 65 and (3) 60 days after an optionee ceases to serve as a director for reasons other than death, disability or such retirement. Such options and restricted stock units vest and become exercisable in equal installments on the first, second and third anniversaries of the date of grant. Vesting accelerates upon a change in control of the Company or if the director ceases to serve as a non-employee director due to his or her death or disability.

        Each director may participate in our Charitable Gifts Matching Program pursuant to which we match 100% of the charitable contributions made by such director up to a maximum dollar amount of $2,000 per person per year.

        The Board adopted stock ownership guidelines for our non-employee directors effective January 1, 2006 in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, non-employee directors are required to beneficially own shares of our common stock and Company restricted share units (both vested and unvested) having an aggregate value of at least three times the annual cash retainer of the individual director. Stock ownership must be achieved by each director within three years after the director's first election or appointment to the Board. To ensure achievement of the ownership goals, directors who have not yet attained the required level of ownership at the end of the three-year period must elect to receive at least one half of the director's annual cash retainer in the form of common stock or deferred share units until such time as the stock ownership levels have been satisfied. As of December 31, 2015, each member of the Board on that date was in compliance with his or her ownership guideline.

Director Compensation Table

        The following table sets forth the total director compensation in 2015, as well as each component of compensation outlined above. Mr. Lilien's total director compensation is included in the Summary Compensation Table on page 44. Messrs. Cartwright, Shavel and Lynch each joined the Board on January 9, 2016, January 28, 2016 and March 4, 2016, respectively.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)
Minder Cheng	158,000	92,000	—	250,000
Christopher V. Dodds	177,750	72,000	—	249,750
Timothy L. Jones	151,000	72,000	—	223,000
T. Kelley Millet	141,000	72,000	—	213,000
Maureen O'Hara(5)	268,000	99,144	2,000	369,144
Kevin J.P. O'Hara(5)	101,000	72,000	—	173,000
Steven S. Wood	160,000	72,000	—	232,000

(1)
The amounts shown in column (b) include the annual retainers earned by each director and meeting attendance fees. The following directors elected to receive their annual retainer in deferred ITG common stock: Ms. O'Hara and Mr. Wood. Mr. Cheng elected to receive his annual retainer in ITG common stock.

(2)
The amounts shown in column (c) represent the aggregate grant date fair value of restricted stock unit awards awarded to each of the directors, as determined pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The fair value of the stock awards for 2015 was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2015 Annual Report, which are incorporated herein by reference.

(3)
The following chart shows (a) the annual restricted stock units granted to each of the directors, (b) a special restricted stock unit award granted to Mr. Cheng on November 13, 2015 in connection with his service as chair of the Board's CEO Search Committee and (c) any deferred share units received as payment for the 2015 annual retainer fee (or with respect to Mr. Cheng, any shares of ITG common stock received as payment for his 2015 annual retainer fee), together with the fair value of such awards:

Name	Grant Date	Number of Units(a)		Fair Value at date of grant
Minder Cheng	1/2/15	740	(b)	$15,000
	4/1/15	498	(b)	$15,000
	6/11/15	2,722		$72,000
	7/1/15	597	(b)	$15,000
	10/1/15	1,133	(b)	$15,000
	11/13/15	1,027		$20,000
Christopher V. Dodds	6/11/15	2,722	(c)	$72,000
Timothy L. Jones	6/11/15	2,722		$72,000
T. Kelley Millet	6/11/15	2,722		$72,000
Maureen O'Hara	1/2/15	1,972	(b)	$40,000
	4/1/15	1,328	(b)	$40,000
	6/11/15	2,722	(d)	$99,144	(d)
	7/1/15	1,591	(b)	$40,000
	10/1/15	3,019	(b)	$40,000
Kevin J.P. O'Hara	6/11/15	2,722	(e)	$72,000
Steven S. Wood	1/2/15	740	(b)	$15,000
	4/1/15	498	(b)	$15,000
	6/11/15	2,722		$72,000
	7/1/15	597	(b)	$15,000
	10/1/15	1,133	(b)	$15,000

(a)
As of December 31, 2015, Messrs. Jones and Wood and Ms. O'Hara each had 2,722 restricted stock units outstanding, Mr. Millet had a total of 6,667 restricted stock units outstanding and Mr. Cheng had a total of 3,749 restricted stock units outstanding. As of December 31, 2015, Messrs. Jones and Wood and Ms. O'Hara had, in the aggregate, 51,205, 47,552 and 101,967 deferred share units outstanding, respectively. As of December 31, 2015, Messrs. Cheng, Dodds, Jones, and Wood and Ms. O'Hara each had 8,533 stock options outstanding.

(b)
The amounts shown represent the deferred share units (or, with respect to Mr. Cheng, shares of ITG common stock) received as payment for the 2015 annual retainer fee under the Amended and Restated Directors' Retainer Fee Subplan.

(c)
Mr. Dodds retired from the Board on December 31, 2015 and his annual restricted stock unit award was forfeited in connection with his retirement.

(d)
On November 13, 2015, Ms. O'Hara notified the Company that she would retire from the Board effective as of January 15, 2016. On December 18, 2015, to recognize Ms. O'Hara's service as the Board's Chair for over 8 years and her work in connection with changes to the Board during her tenure, the Board elected to modify Ms. O'Hara's outstanding unvested restricted stock unit award to vest a pro-rated portion of the award based on the number of days she served on the Board during the one-year vesting period from the June 2015 grant date through her retirement date. As a result of the foregoing, in accordance with SEC rules, we have reported the grant date fair value of the award on the grant date of June 11, 2015, or $72,000, plus the incremental fair value of $27,144 related to the modification, which represents the value of the pro-rated portion of the award (1,592 shares) that was paid to Ms. O'Hara. Please note that the net expense recorded by the Company for this award was $27,144 rather than the $99,144 shown in the table above.

(e)
Mr. O'Hara resigned from the Board on July 23, 2015 and his annual restricted stock unit award was forfeited in connection with his resignation.
(4)
The amount shown in column (d) includes Company matches of charitable contributions under our matching gift program.

(5)
Ms. O'Hara and Mr. O'Hara are not related.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

        The executive officers of our Company are appointed by our Board of Directors. Other than Mr. Troise, for whom information is provided above, the following sets forth information as to the other executive officers and Michael Corcoran, Heather Evans, Timothy Reilly and Alasdair Thomson as significant employees of our Company, each of whom is also a member of the Company's Executive Committee (the "Executive Committee"). Except for Messrs. Corcoran, Reilly and Thomson and Ms. Evans, the individuals noted below are executive officers of the Company.

Name	Age	Position
Robert J. Boardman	48	Managing Director and Chief Executive Officer of ITG's European Operations
Michael Corcoran	49	Managing Director and Joint Chief Executive Officer of ITG's Asia Pacific Operations
Angélique F. M. DeSanto	41	Managing Director, General Counsel and Corporate Secretary
Ian Domowitz	64	Managing Director and Head of Analytics
Heather Evans	57	Managing Director and Chief Marketing Officer
William S. Geyer	45	Managing Director and Head of Platforms
Peter A. Goldstein	52	Managing Director and Head of Human Resources
Michael V. Marrale	42	Managing Director and Head of U.S. Research, Sales and Trading
David L. Meitz	52	Managing Director and Chief Technology Officer
Etienne Phaneuf	42	Managing Director and Chief Executive Officer of ITG's Canadian Operations
Timothy W. Reilly	45	Managing Director and Head of U.S. Electronic Sales
James P. Selway III	45	Managing Director and Head of U.S. Electronic Brokerage
Alasdair Thomson	51	Managing Director and Joint Chief Executive Officer of ITG's Asia Pacific Operations
Steven R. Vigliotti	48	Managing Director and Chief Financial Officer

        Robert J. Boardman has served as a Managing Director and the Chief Executive Officer of our European Operations since June 2010. From 2006 to June 2010, Mr. Boardman served as head of ITG's European algorithmic trading. Prior to joining ITG, Mr. Boardman spent 12 years at Goldman Sachs in various positions including executive director on the electronic transaction services sales team and head of connectivity for the equities division.

        Michael Corcoran has served as a Managing Director and the Joint Chief Executive Officer of our Asia Pacific Operations with Alasdair Thomson since January 2015. He joined our Company in 2002 and has held roles including head of sales and trading, responsible for client management and sales across Asia Pacific. Prior to joining ITG, Mr. Corcoran worked as head of sales and trading for BBY Limited ("BBY"), a boutique Australian investment bank.

        Angélique F. M. DeSanto has served as a Managing Director and our General Counsel and Corporate Secretary since August 2015. She joined ITG in 2006 and is responsible for all legal and regulatory matters. Prior to joining ITG, Ms. DeSanto spent over three years as a corporate associate at Weil, Gotshal & Manges.

        Ian Domowitz has served as a Managing Director and our Head of Analytics since August 2003, responsible for managing our analytical and trading research products. He joined ITG in 2001.

Mr. Domowitz was the Mary Jean and Frank P. Smeal Professor of Finance at Pennsylvania State University from 1998 to 2001, and a Professor at Northwestern University from 1982 to 1998.

        Heather Evans has served as a Managing Director and our Chief Marketing Officer since January 2016. She joined our Company in 2016 from J.P. Morgan where she was Chief Marketing Officer for Markets and Investor Services from 2014 to 2015. Prior to J.P. Morgan, from 2009 to 2013, Ms. Evans was President and Chief Strategist at True Color, a client strategy consultancy serving global financial institutions. She has also served as a managing director in client analytics at Bank of America Merrill Lynch and in prime brokerage and firm management at Morgan Stanley, where she began her career as an investment banking analyst.

        William S. Geyer has served as a Managing Director and our Head of Platforms since December 2012. He joined our Company in 2011 and is responsible for ITG's suite of Order Management Systems, Execution Management Systems, and connectivity products. Prior to joining ITG, he was CEO of JonesTrading from 2007 to 2009 and prior to that ran Citigroup's global alternative execution businesses and managed equity trading at BGI.

        Peter A. Goldstein has served as a Managing Director and our Head of Human Resources since September 2007. Prior to joining ITG in September 2007, Mr. Goldstein was the Head of Human Resources for RREEF, the Alternative Investments Division of Deutsche Bank. Mr. Goldstein began his career in 1987 at Laventhol & Horwath, a public accounting firm and subsequently spent nine years in human resources at J.P. Morgan, both in the United States and abroad.

        Michael V. Marrale has served as a Managing Director and our Head of U.S. Research, Sales and Trading since December 2012. Mr. Marrale leads the Company's research sales and high-touch trading operations in the U.S. Prior to joining ITG in December 2012, Mr. Marrale spent ten years at RBC Capital Markets ("RBC") where he served in multiple roles, including Head of Sector Strategy, Director of Equity Sales, and most recently, Head of Sales Trading. Prior to RBC, he held various positions at Lehman Brothers and Prudential Securities.

        David L. Meitz has served as our Managing Director and Chief Technology Officer since July 2002 and is responsible for Software Development, Technology and Trading Support Services, Facilities, and Information Security/Business Continuity. He joined our Company in 2002 from Reuters America, Inc. ("Reuters") where he held the position of Executive Vice President since 1995. Mr. Meitz previously held technology and customer service management positions at Citibank, N.A. and Quotron Systems, Inc., a wholly-owned subsidiary of Reuters

        Etienne Phaneuf has served as a Managing Director and the Chief Executive Officer of our Canadian Operations since July 2015. Mr. Phaneuf joined ITG as a portfolio trader in 2000 and has been a member of the Canadian executive team since 2005. From 2005-2015 he was co-head of sales and from January 2015 to July 2015 he was head of sales and trading. Prior to ITG, he held institutional trading roles at TD Securities and CT Securities.

        Timothy W. Reilly has served as a Managing Director and our Head of U.S. Electronic Sales since August 2014. He is responsible for our U.S. sales efforts across the Electronic Brokerage, Analytics and Platforms product groups. Prior to joining ITG in August 2014, Mr. Reilly was a Managing Director at Citigroup Global Markets Inc. where he served in multiple roles, including Head of Electronic Execution Sales, Head of U.S. Portfolio Trading and Co-Head of Alternative Execution in the Americas.

        James P. Selway III has served as a Managing Director and our Head of U.S. Electronic Brokerage since December 2012. He joined our Company in 2010 and is responsible for ITG's POSIT crossing network, as well as our smart routing, algorithmic trading, and derivatives products in the U.S. Prior to joining ITG, Mr. Selway co-founded White Cap Trading, LLC in 2003 where he worked until

2010. He previously served as Chief Economist at Archipelago and worked in equity derivatives research at Goldman Sachs.

        Alasdair Thomson has served as a Managing Director and the Joint Chief Executive Officer of our Asia Pacific Operations with Michael Corcoran since January 2015. He joined our Company in 2001 and is responsible for all operational aspects of ITG's business in Asia Pacific, and also acts as regional Chief Operating Officer. Prior to joining ITG, Mr. Thomson served as Chief Executive Officer and Managing Director of Australian Clearing Services and, prior to that, as Director, Finance and Administration at BBY.

        Steven R. Vigliotti has served as a Managing Director and our Chief Financial Officer since February 2010. Mr. Vigliotti joined ITG in 2010 from NYFIX (which was acquired by NYSE Technologies, Inc. in 2010 and subsequently by ULLINK Inc. in 2014), where he served as Chief Financial Officer since January 2006. Prior to joining NYFIX, he was CFO, Treasurer and Chief Accounting Officer of Maxcor Financial Group (which was acquired by BGC Partners in 2005) and was CFO for a number of its Euro Brokers inter-dealer brokerage subsidiaries. Mr. Vigliotti began his career in public accounting and was an Audit Partner in BDO Seidman's financial services group.

CORPORATE GOVERNANCE

Board Meetings; Committees; and Director Nomination Process

        On August 11, 2015, the Board formed an Executive Committee to manage the business and affairs of the Company. This action was taken in the wake of Robert C. Gasser being terminated as the Company's President and Chief Executive Officer on August 3, 2015 but not resigning from the Board. A Delaware corporation, such as the Company, cannot remove a director from its board without a vote of the company's stockholders. The Executive Committee consisted of all of the members of the Board on August 11, 2015 other than Mr. Gasser, and Messrs. Cartwright, Shavel and Lynch were appointed to the Executive Committee at the time they were appointed to the Board. The Executive Committee has the authority to perform substantially all of the responsibilities of the Board. The Board does not expect to continue to operate through the Executive Committee once Mr. Gasser's term on the Board ends at the 2016 Annual Meeting.

        Our Board of Directors held 42 meetings during 2015, including meetings of the Executive Committee. During 2015, each member of the Board of Directors attended at least 75% of the aggregate number of Board and committee meetings (including, except for Mr. Gasser, the Executive Committee) during the period he or she served on the Board and committees, as applicable. Our non-management directors meet in regularly scheduled executive sessions without any management or management directors present. Ms. O'Hara, our former Chair who retired from the Board on January 15, 2016, presided over such executive sessions in 2015.

        Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Capital Committee and a Technology Committee. Each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.itg.com/corporategovernance/. Each committee of the Board of Directors is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors as it determines necessary to carry out its duties and any expenses in connection with such advice or assistance will be borne by the Company. There were a total of 32 committee meetings in 2015. The table below indicates the current members of our Board committees and the number of meetings each committee held in 2015:

Non-employee Director	Audit(1)	Compensation(2)	Nominating and Corporate Governance(3)	Capital(4)	Technology(5)
Brian G. Cartwright	✓		✓		✓
Minder Cheng		✓	C
Timothy L. Jones	✓				C
R. Jarrett Lilien		✓		C
Kevin J. Lynch				✓
T. Kelley Millet	✓			✓	✓
Lee M. Shavel	C			✓
Steven S. Wood		C	✓
Number of 2015 Meetings	9	11	7	3	2

"C"
indicates Chair of the committee

(1)
Mr. Dodds and Ms. O'Hara served as members of the Audit Committee through their retirement dates of December 31, 2015 and January 15, 2016, respectively. Mr. O'Hara served on the Audit Committee through February 4, 2015, and Mr. Millet joined the Committee on that date. Messrs. Cartwright and Shavel joined the Audit Committee on January 15, 2016 and February 25, 2016, respectively.

(2)
Mr. O'Hara served as a member of the Compensation Committee through his resignation date of July 23, 2015. Ms. O'Hara served as a member of the Compensation Committee through her retirement date of January 15, 2016. Mr. Lilien joined the Compensation Committee on January 15, 2016.

(3)
Mr. Dodds and Ms. O'Hara served as members of the Nominating and Corporate Governance Committee through their retirement dates of December 31, 2015 and January 15, 2016, respectively. Messrs. Wood and Cartwright joined the Nominating and Corporate Governance Committee on February 4, 2015 and January 15, 2016, respectively.

(4)
Mr. O'Hara served as a member of the Capital Committee through his resignation date of July 23, 2015. Mr. Dodds served as a member of the Capital Committee through his retirement date of December 31, 2015. Mr. Wood was a member of the Capital Committee from January 15, 2016 through April 1, 2016. Messrs. Lynch and Shavel joined the Capital Committee on March 4, 2016 and April 1, 2016, respectively.

(5)
Mr. Cheng served on the Technology Committee through January 15, 2016, and Mr. Cartwright joined the Committee on that date.

  Audit Committee

        As determined by the Board, all of the members of the Audit Committee meet the independence requirements, financial literacy and other criteria established by the NYSE. The Audit Committee is appointed by the Board to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and for assisting the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence and (4) the performance of the Company's internal audit function and independent auditors. These functions are described more fully under "Report of the Audit Committee." Our Board of Directors has determined that Lee Shavel, Chair of the Audit Committee, is an "audit committee financial expert" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Compensation Committee

        As determined by the Board, all of the members of the Compensation Committee meet the independence requirements of the NYSE. The Compensation Committee is appointed by the Board and has overall responsibility for approving and evaluating our compensation plans, policies and programs for our directors and key executives. In accordance with its charter, the Compensation Committee may delegate its authority and responsibilities to subcommittees when appropriate.

        The Compensation Committee's authority and responsibilities also include the following:

  •
  Annually (and, with respect to directors, periodically) review and make recommendations to the Board with respect to the compensation programs of all directors and the Executive Committee (including each of the named executive officers), including variable incentive compensation plans and equity-based awards.

  •
  Annually review and approve, for our Chief Executive Officer and the members of the Executive Committee:

  •
  The annual base salary level;

  •
  The variable incentive opportunity level (including the mix of cash and equity);

    •
    Employment agreements, severance arrangements and change-in-control agreements/provisions, as appropriate; and

    •
    Any special or supplemental benefits, as appropriate.

  •
  Exercise the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of compensation for the Chief Executive Officer, the other members of the Executive Committee and directors, including sole authority to approve any compensation consultant's fees and other retention terms.

  •
  Exercise the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it determines necessary to carry out its duties.

  •
  Annually review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer's performance in light of these goals and objectives, report the results of such evaluation to the Board, and set the Chief Executive Officer's compensation levels based on this evaluation.

        Since December 2007, the Compensation Committee has engaged McLagan as its compensation consultant. The Compensation Committee retains the sole ability to hire and fire the consultant and considers the consultant to be independent. At the direction of the Company, services provided by McLagan included top management and director peer group analysis, review of compensation philosophy, competitive compensation benchmarking for the Executive Committee and Board, industry research on competitive design of compensation programs, presentation and analysis of compensation design alternatives and other technical advice. The consultants did not provide recommendations on compensation decisions for individual members of the Executive Committee.

        The Company requested and received information from McLagan addressing potential conflicts of interest, including information regarding the following: (1) other services provided to the Company by the consultant; (2) fees paid by the Company as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from our directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation Committee concluded that the work of the consultant did not raise any conflict of interest.

        At the Compensation Committee's request, members of management attend portions of Compensation Committee meetings. During 2015, they included the Chief Executive Officer, Chief Financial Officer, Head of Human Resources and General Counsel. On an annual basis, the Chief Executive Officer presents a summary of his performance appraisal of each member of our Executive Committee, along with his compensation recommendations.

        At each Compensation Committee meeting, the Compensation Committee had the opportunity to call for an executive session. No members of management, consultants or other outsiders attended executive sessions, except, in some circumstances, consultants from McLagan. Among other topics, discussions and decisions regarding Chief Executive Officer compensation took place during these executive sessions.

  Nominating and Corporate Governance Committee

        As determined by the Board, all of the members of the Nominating and Corporate Governance Committee meet the independence requirements of the NYSE. The Nominating and Corporate Governance Committee is appointed by the Board (1) to identify individuals qualified to become Board members, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders, (2) to develop and recommend to the Board the corporate governance guidelines applicable to the Company, (3) to oversee a review of the Board's and its committees' performance and of management's performance with respect to the corporate governance of the Company and (4) to recommend to the Board director nominees for chairman and membership appointments for each committee, including the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and senior executives of the Company; firms that specialize in identifying director candidates (which firms may earn a fee paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, stockholders of the Company. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of director attributes. In particular, the Committee's process for evaluating candidates includes investigation of the person's specific experiences and skills, international versus domestic experience, time availability in light of commitments, legal and regulatory requirements, potential conflicts of interest and independence from management and the Company. The Nominating and Corporate Governance Committee also considers diversity in identifying director candidates and endeavors to have a Board representing diverse experience in areas that will contribute to our Board's ability to perform its roles relating to oversight of the Company's business, strategy and risk exposure. Without limiting the generality of the preceding sentence, the Nominating and Corporate Governance Committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company. Mr. Cartwright, who joined the Board on January 9, 2016, was initially identified as a potential candidate for election to our Board by Ms. O'Hara. Mr. Shavel, who joined the Board on January 28, 2016, was initially identified as a potential candidate for election to our Board by Mr. Troise. Mr. Lynch, who joined the Board on March 4, 2016, was initially identified as a potential candidate for election to our Board by the Stockholder Group. The Company also hired a third-party search firm to help identify potential nominees and to assist in the evaluation of candidates, including Mr. Cartwright.

        The Board has an age limit of seventy-five for directors to be eligible for nomination, meaning that no Board member having reached the age of seventy-five at the time of the next scheduled annual meeting of stockholders would be nominated to stand for re-election at such annual meeting of stockholders, provided, however, that the Board reserves the right to waive this limit in special circumstances.

        Candidates recommended by a stockholder are evaluated in the same manner as are other candidates. Stockholders who wish to submit nominees for director consideration by the Nominating and Corporate Governance Committee may do so by submitting such nominees' names in writing, in compliance with the procedures and along with the other information required by our Bylaws, to Investment Technology Group, Inc., Attn: Corporate Secretary, One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006.

  Capital Committee

        The Capital Committee reviews and assesses the use and allocation of the Company's capital in and among its various businesses and geographies and advises the Board and management on capital optimization strategies for the Company. The Capital Committee also ensures that the Company's capital strategies are aligned with the overall goals of the Company. The Capital Committee was formed by the Board on March 31, 2015.

  Technology Committee

        The Technology Committee reviews and assesses the development, execution, and expansion of the Company's technologies, including its research and development activities, as well as the technical and market risks associated with new product development. The Technology Committee also ensures that the Company's technologies are aligned with the overall goals of the Company and advises the Board and management on matters involving our technology and the acquisition of technology.

Annual Meeting of Stockholders

        Board members are expected to attend our annual stockholders' meetings. At our 2015 Annual Meeting of Stockholders, all 2015 nominees for election to the Board were present.

Director Independence

        Under the NYSE listing standards, a majority of the members of our Board of Directors must be independent, and no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. To assist the Board with these determinations, the Board has adopted Director Independence Standards, which are available on the Investor Relations page of our website at http://investor.itg.com. The Board of Directors has affirmatively determined that Messrs. Cartwright, Cheng, Jones, Lilien, Lynch, Millet, Shavel and Wood are "independent" within the meaning of the NYSE listing standards and our Director Independence Standards and that none of them have a material relationship with ITG. When determining the independence of our independent directors, the Board considered the following types of transactions or arrangements under NYSE listing standards and our Director Independence Standards: (i) with respect to Mr. Lilien, the Board considered Mr. Lilien's employment as our Interim Chief Executive Officer between August 3, 2015 and January 15, 2016; and (ii) with respect to Mr. Shavel, the Board considered a commercial relationship involving the Company and Nasdaq, with which we engage in ordinary course business transactions. Mr. Shavel retired from his position as Chief Financial Officer of Nasdaq on January 28, 2016, the date he was appointed to the Board, and continued to assist Nasdaq in transitioning his role through March 31, 2016. These relationships are deemed to be immaterial under the NYSE listing standards and our Director Independence Standards. Messrs. Dodd and O'Hara, and Ms. O'Hara, were each deemed "independent" within the meaning of the NYSE listing standards and our Director Independence Standards through their retirement or resignation dates, as applicable.

        Mr. Troise is not considered independent because he is employed as our Chief Executive Officer. Mr. Gasser is not considered independent because of his previous employment, within the last three years, as our Chief Executive Officer.

Board Leadership Structure and Risk Oversight

        Our Board of Directors has determined that having an independent director chair the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

        The Board, including through its committees, is actively involved in oversight of the risks that could affect the Company. Our Audit Committee discusses major financial risk exposures and how management monitors and controls such exposures, while our evaluation of any risk arising from our compensation policies and practices is conducted primarily by our Compensation Committee. It is the full Board of Directors, however, that has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through reports from officers responsible for oversight of particular risks within the Company. In addition, the Board reviews, at least annually, the status of the major risks facing the Company together with management's mitigation efforts related to those risks. We believe that our Board leadership structure facilitates careful oversight of risk to the Company.

Risk Assessment of Compensation Policies and Practices

        We annually conduct a company-wide review of our material compensation policies and practices for both executive officers and employees generally, which management discusses with the Compensation Committee. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. On a company-wide basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

  •
  performance goals under our discretionary variable incentive compensation program (including return on equity) that are based upon either budgeted levels or improvements over prior year levels that we believe are reasonable and attainable without the need to take inappropriate risks;

  •
  a balance of fixed and variable incentive compensation, with our variable incentive compensation program designed to drive the long-term value of our shares;

  •
  performance hurdles and vesting periods that encourage a focus on sustained growth of our Company over the long term;

  •
  clawback provisions and policies to recover cash- or equity-based compensation awarded to employees in certain circumstances;

  •
  the Compensation Committee's ability to exercise downward discretion in determining payouts under our variable incentive compensation program;

  •
  share ownership and retention guidelines applicable to our senior executives;

  •
  prohibition of hedging and pledging transactions by all employees; and

  •
  mandatory annual attestation of the Code of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of inappropriate actions.

Code of Ethics

        Our Board of Directors has adopted a Code of Business Conduct and Ethics governing the conduct of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.itg.com/corporategovernance/. We intend to disclose future amendments to, or waivers from, the Code of Business Conduct and Ethics on our website within four business days following the date of any such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

        During 2015, the members of the Compensation Committee were Steven S. Wood (Chair), Minder Cheng and Maureen O'Hara. Mr. O'Hara also served on the Compensation Committee through his resignation date of July 23, 2015. The Compensation Committee was during 2015, and continues to be, comprised entirely of independent directors. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

NYSE Certification

        The Chief Executive Officer of ITG made an unqualified certification to the NYSE with respect to the firm's compliance with the NYSE corporate governance listing standards in July 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

        In 2007, the Board adopted a written policy on Procedures for the Review of Related Person Transactions which was amended in early 2011. Under this policy, each director, director nominee and executive officer of the Company is required to notify the Company's General Counsel in writing of any direct or indirect material interest that such person or an immediate family member has in a Related Person Transaction (as defined below). Unless exempted from the policy as further described below, the General Counsel shall submit to the Audit Committee (or any designated member) the Related Person Transaction for review and the Audit Committee (or any designated member) shall approve or disapprove the Related Person Transaction. The policy also applies to Related Person Transactions with stockholders beneficially owning more than 5% of our common stock.

        A "Related Person Transaction" means any transaction (1) that is currently proposed, or has been in effect at any time since the beginning of the Company's most recent fiscal year in which the Company was or is to be a participant, (2) the amount of which exceeds $120,000 and (3) in which a related person (as defined in the policy and which includes a director, director nominee or executive officer of the Company, or a stockholder owning beneficially or of record more than 5% of our common stock, or any of the immediate family members of any of the foregoing) has or will have a direct or indirect material interest. The types of transactions that are covered by this policy include: legal, investment banking, consulting, or management services provided to the Company by a related person or a business entity with which the related person is affiliated; sales, purchases and leases of real or personal property between the Company and a related person or a business entity with which a related person is affiliated; investments by the Company in a business entity with which a related person is affiliated; employment by the Company of an immediate family member of a related person; contributions by the Company to a civic or charitable organization for which a related person serves as an executive officer; or indebtedness or guarantees of indebtedness involving the Company and a related person or a business entity with which the related person is affiliated.

        The standards to be applied pursuant to this policy in determining approval include whether the Related Person Transaction is fair and reasonable to the Company and consistent with the best interests of the Company, the business purpose of the transaction, whether the transaction is entered into on an arms-length basis on terms fair to the Company, whether the transaction is in the ordinary course of the Company's business, whether such a transaction would violate any provisions of the Company's Code of Business Conduct and Ethics and the effect of the transaction on the Company's business and operations. Except as described below, all Related Person Transactions are required to be disclosed to the Audit Committee and any material Related Person Transaction is required to be disclosed to the full Board of Directors.

        In addition to the transactions that are exempt from the reporting requirements of Item 404 of Regulation S-K under the Exchange Act, certain transactions or arrangements are not considered Related Person Transactions for purposes of the policy given their nature, size and/or degree of significance to the Company and are not required to be individually reported to, reviewed by, and/or approved or ratified by the Audit Committee. These transactions include: ordinary course of business and travel advances and reimbursements that have been approved in accordance with the Company's expense advancement and reimbursement policy; use of property, equipment or other assets owned or provided by the Company, including housing and computer or telephonic equipment, by a related person primarily for Company business purposes; and provision by the Company of services to a related person if entered into and negotiated on an arms-length basis and in the ordinary course on terms and conditions generally available to others who are not related persons.

Transactions with Related Persons

        Each of BlackRock, Inc., The Vanguard Group, Inc., Frontier Capital Management Co., LLC and Philadelphia Financial Management of San Francisco, LLC beneficially owns 5% or more of our outstanding shares of common stock. During 2015, each of these firms or their affiliates received certain of our products and services in the ordinary course of business. The services we provide to these firms are negotiated on an arms-length basis and in the ordinary course on terms and conditions generally available to unrelated third parties. Additional transactions may take place in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of April 1, 2016 (unless otherwise indicated), regarding beneficial ownership of our common stock by (1) each director, (2) each named executive officer, (3) all current directors and executive officers as a group and (4) each person known by us to beneficially own 5% or more of our common stock. For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire at April 1, 2016 or within 60 days thereafter, but such shares are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. The following table excludes unvested Time-based Restricted Stock Unit Awards that vest more than 60 days from April 1, 2016, which reflects a change from disclosure in prior years when unvested Time-based Restricted Stock Unit Awards were included in the table. Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each stockholder listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares. The mailing address of the parties listed below is our principal business address unless otherwise indicated.

Directors	Shares of ITG Common Stock Beneficially Owned		Percentage of ITG Common Stock Beneficially Owned
Brian G. Cartwright	0		*
Minder Cheng	85,497	(1,2)	*
Robert C. Gasser	51,758	(2,3)	*
Timothy L. Jones	64,267	(1,2,4)	*
R. Jarrett Lilien	6,132	(2,5)	*
Kevin J. Lynch	36,500	(6)	*
T. Kelley Millet	3,973	(2)	*
Francis J. Troise	34,464	(2,7)	*
Lee M. Shavel	0		*
Steven S. Wood	64,763	(1,2,4)	*
Named Executive Officers (Other than Messrs. Lilien and Gasser)
Robert J. Boardman	56,714	(2)	*
Michael V. Marrale	23,104	(2,7)	*
James P. Selway III	26,374	(2,7)	*
Steven R. Vigliotti	85,319	(2)	*
All current directors and executive officers as a group (20 persons)	805,534	(1,2,3,4,5,6,7)	2.4%
5% stockholders
BlackRock, Inc.	3,483,646	(8)	10.5%
The Vanguard Group, Inc.	2,418,469	(9)	7.3%
Frontier Capital Management Co., LLC	2,049,215	(10)	6.2%
Philadelphia Financial Management of San Francisco, LLC	2,034,254	(11)	6.1%

*
Less than 1%.

(1)
Beneficial ownership includes stock options that are exercisable at April 1, 2016 as follows: Mr. Cheng: 8,533; Mr. Jones: 8,533; Mr. Wood: 8,533; and all current directors and executive officers as a group: 25,599.

(2)
Beneficial ownership includes common stock directly owned as follows: Mr. Cheng: 76,964; Mr. Gasser: 51,358; Mr. Jones: 4,429; Mr. Lilien: 5,000; Mr. Millet: 3,973; Mr. Troise: 34,463; Mr. Wood: 7,070; Mr. Boardman: 56,714; Mr. Marrale: 18,998; Mr. Selway: 25,331; Mr. Vigliotti: 85,319; and all current directors and executive officers as a group: 634,413.

(3)
Beneficial ownership includes 400 shares of common stock held in UTMA custodial accounts on behalf of Mr. Gasser's children.

(4)
Beneficial ownership includes deferred share units as follows: Mr. Jones: 51,304; Mr. Wood: 49,160; and all current directors as a group: 100,465. Deferred share units represent a right to acquire the underlying shares when a director retires from our Board of Directors. Deferred share units have no voting rights.

(5)
Beneficial ownership includes unvested restricted stock unit awards that vest within 60 days of April 1, 2016 as follows: Mr. Lilien 1,132; and all current directors and executive officers as a group: 1,132.

(6)
Beneficial ownership includes 36,500 shares of common stock held in an irrevocable trust for the benefit of Mr. Lynch's children.

(7)
Beneficial ownership includes shares held under the Investment Technology Group, Inc. Amended and Restated Employee Stock Purchase Plan ("ESPP") as follows: Mr. Marrale: 4,106; Mr. Selway: 1,043; Mr. Troise: 1; and all current directors and executive officers as a group: 6,126.

(8)
Information regarding the number of shares beneficially owned is as of December 31, 2015 and was derived from a Schedule 13G, as amended, filed on January 8, 2016 by BlackRock, Inc. ("BlackRock") in its capacity as a parent holding company. BlackRock reported having sole voting power over 3,383,806 shares of our common stock and sole dispositive power over 3,483,646 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2016. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(9)
Information regarding the number of shares beneficially owned is as of December 31, 2015 and was derived from a Schedule 13G, as amended, filed on February 10, 2016 by The Vanguard Group, Inc. ("Vanguard") in its capacity as an investment adviser. Vanguard reported having sole voting power over 48,454 shares of our common stock, sole dispositive power over 2,372,615 shares of our common stock, and shared dispositive power over 45,854 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2016. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(10)
Information regarding the number of shares beneficially owned is as of December 31, 2015 and was derived from a Schedule 13G filed on February 12, 2016 by Frontier Capital Management Co., LLC ("Frontier") in its capacity as an investment adviser. Frontier reported having sole voting power over 673,266 shares of our common stock and sole dispositive power over 2,049,215 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2016. The address of Frontier is 99 Summer Street, Boston, MA 02110.

(11)
Information regarding the number of shares beneficially owned is as of March 4, 2016 and was derived from a Schedule 13D, as amended, filed on March 7, 2016 by Philadelphia Financial Management of San Francisco, LLC ("Philadelphia Financial") in its capacity as an investment adviser. Philadelphia Financial reported having shared voting and dispositive power over 2,034,254 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2016. The address of Philadelphia Financial is 450 Sansome Street, Suite 1500, San Francisco, CA 94111.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of our Company. Directors, executive officers and greater than 10% stockholders are required by Section 16a-3(e) of the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on a review of the copies of the forms we prepared and written representations from our executive officers and directors, we believe that all persons subject to the reporting requirements of Section 16(a) have filed the required reports with respect to 2015 (and 2016 to date) on a timely basis, except that, as reported in last year's proxy statement, due to administrative errors, (i) a Form 4 report relating to the February 2, 2015 exercise of stock options granted under the Amended and Restated Directors' Equity Subplan (and a corresponding sale of stock) for Mr. Wood was filed late on February 9, 2015 and (ii) a Form 4 report relating to the January 29, 2015 grant of restricted stock units under the amended and restated Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the "Equity Plan") for Mr. Bulone was filed late on February 18, 2015.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        Overview.    Our Compensation Committee of the Board of Directors (the "Compensation Committee" or the "Committee") reviews and approves the compensation philosophy, policies and plans for the senior executive team of ITG which includes our "named executive officers" together with the other members of the Executive Committee. For 2015, our "named executive officers" were (i) R. Jarrett Lilien, our former Interim Chief Executive Officer, (ii) Steven R. Vigliotti, our Chief Financial Officer, (iii) our three most highly-compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer) who were serving as executive officers as of December 31, 2015: (a) Robert J. Boardman, CEO of ITG's European Operations, (b) Michael V. Marrale, Head of U.S. Research, Sales and Trading and (c) James P. Selway III, Head of U.S. Electronic Brokerage, and (iv) Robert C. Gasser, our former Chief Executive Officer. As noted below, our current Chief Executive Officer, Francis J. Troise, joined the Company on January 15, 2016. In this section of the Proxy Statement, we will (a) provide an overview of our executive compensation philosophy, including our objectives, (b) describe the material elements of our executive compensation program for these named executive officers and (c) explain how and why our Compensation Committee arrives at specific compensation decisions and adopts policies.

        Management Changes.    In 2015 and early 2016, the Company undertook several senior management changes. Effective August 3, 2015, the Company terminated the employment of Robert C. Gasser as President and Chief Executive Officer of the Company and R. Jarrett Lilien was named Interim Chief Executive Officer. Prior to this appointment, Mr. Lilien was a non-employee member of the Board of Directors and continued to serve as a Director during his time as Interim Chief Executive Officer. On October 19, 2015, the Company announced that Francis J. Troise had been appointed as President and Chief Executive Officer of the Company and a member of the Board of Directors effective on the first business day following Mr. Troise's satisfaction of certain garden leave obligations to his former employer. Mr. Troise joined the Company as President, Chief Executive Officer and a member of the Board of Directors on January 15, 2016. At that time, Mr. Lilien stepped down as our Interim Chief Executive Officer and he remains a member of our Board of Directors. This Compensation Discussion and Analysis describes our compensation structure and policies applicable to our named executive officers other than Messrs. Lilien and Gasser, whose individual arrangements are discussed separately on pages 46 and 57 in this proxy statement. Any reference to compensation that applies to our named executive officers in the ensuing discussion generally excludes Messrs. Lilien and Gasser unless otherwise noted.

        Consideration of 2015 Say-on-Pay Advisory Vote.    Each year, ITG provides stockholders with a "say-on-pay" advisory (non-binding) vote on its executive compensation. At our 2015 Annual Meeting of Stockholders, more than 96% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies. The Compensation Committee interpreted such vote as sizeable support of the Company's compensation philosophy, programs, practices and actions by our stockholders. The Compensation Committee took into account this stockholder support in addition to the other factors noted below in structuring the compensation program, including maintaining the core design of our variable incentive compensation program, and making its compensation decisions for the 2015 performance year. It will continue to consider the outcome of the Company's future say-on-pay votes, in addition to various other factors, when making future compensation decisions.

        Executive Summary.    As we disclosed in our 2015 Annual Report, our 2015 results reflect the significant negative impact on our business relating to the $20.3 million we paid in August 2015 to settle the Securities and Exchange Commission's ("SEC") investigation into a proprietary trading pilot operated in 2010 and 2011 (the "SEC Settlement"). Immediately following the preliminary announcement of the SEC Settlement in late July, we experienced a sharp drop in trading activity as a number of clients either suspended or significantly reduced the amount of trade flow sent to us. Management has worked actively to reassure clients of the integrity of our business through face-to-face meetings and due diligence processes that have resulted in substantially all of our clients resuming some level of trading with the Company. Average daily trading commissions in the U.S. during the fourth quarter were 12% better than the lows of August and September with buy-side trading activity showing signs of stabilization. While the momentum in our recovery has been consistent, the full restoration of our business remains a work in progress. Our 2015 results also include the December sale of our energy research business to an affiliate of Warburg Pincus, a global private equity firm, for $120.5 million (the "Energy Research Sale"), resulting in a pre-tax gain of $107.7 million and an after-tax gain of $91.4 million.

        We earned net income of $91.6 million, or $2.63 per diluted share in 2015 in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"). Our U.S. GAAP results include the gain from the Energy Research Sale as well as $25.2 million in costs related to the SEC Settlement ($23.0 million after-tax) and a $6.5 million tax charge to amend the capital structure of our operations outside of North America. This capital structure amendment will provide continued flexibility with the movement of global capital without incremental tax costs. Adjusted net income for 2015 was $29.8 million, or $0.86 per diluted share, compared to $50.9 million, or $1.40 per diluted share for 2014, due primarily to a 6% reduction in revenues, excluding the gain on the Energy Research Sale. Expenses of $513.6 million in 2015 were 4% higher than 2014 while adjusted expenses of $488.4 million, which excluded the costs related to the SEC Settlement, decreased 1% from the prior year. The reduction in expenses was largely driven by lower compensation costs from compensation reversals associated with the management changes announced in August, mark-to-market adjustments on stock awards to Canadian employees that will be settled in cash and lower revenues and profitability. Costs in 2015 were also lower as compared to 2014 due to the exchange rate impact from the stronger U.S. Dollar.

        As further described below, the metric that largely determined the payout range of the 2015 incentive variable compensation pool for the named executive officers was return on average equity ("ROE"), which was calculated using adjusted net income (as adjusted to exclude non-operating items) and adjusted equity (as adjusted to exclude certain large changes to equity in late December 2015). ROE was 7.6% for 2015, compared to 12.0% for 2014. Note that our return on average equity calculated in accordance with U.S. GAAP for 2015 was 22.3%, which is higher than the ROE used by the Committee in making its compensation determinations as described below. Specifically, the Committee excluded from net income the after-tax costs of $23.0 million related to the SEC Settlement, and excluded from both net income and average equity (i) the after-tax gain of $91.4 million on the Energy Research Sale and (ii) the $6.5 million tax charge we incurred to amend the capital structure of our principal holding company outside North America. The Committee excluded these one-time items for purposes of its compensation determinations because they were not a result of the Company's core operations. Therefore, while the net effect of these one-time items was beneficial to our stockholders, the Committee determined that the variable compensation paid to our executives should reflect their performance without regard to these items.

        Reconciliations of adjusted net income in 2015 (together with related per share amounts) and adjusted expenses in 2015 to net income (together with related per share amounts) and expenses as determined in accordance with U.S. GAAP are included on pages 29-32 of our 2015 Annual Report.

        Our compensation program for our named executive officers is designed to link the executives' compensation as closely as possible with the Company's performance and thereby align the executives' interests with those of our stockholders. The Company's performance in 2015 significantly impacted the Compensation Committee's decisions for 2015 under the variable incentive compensation program for all of our key executives. Driven by a 37% decrease in ROE year-over-year, the Compensation Committee determined that our named executive officers' variable compensation should be paid from an incentive pool funded below the 25th percentile of Market Compensation Data (defined on page 41 below) levels. Specifically, and as further described below, the Compensation Committee reduced the total variable incentive compensation for 2015 up to 33% for our named executive officers as compared to 2014. The actual amounts paid to our named executive officers individually were based on the Compensation Committee's evaluation of Company performance as previously mentioned, including a corporate scorecard containing several key financial and non-financial objectives, in addition to various other factors such as individual performance assessments, the mix of compensation elements and compensation market data, in each case as more fully described below in Compensation Decision Factors and Compensation Determination—How and Why the Committee Determined our Named Executive Officers' Compensation for 2015.

        We believe that we have created an appropriate pay-for-performance environment. In February 2016, the first tranche of the Market-based Restricted Stock Unit Awards (defined on page 37 below) granted to our executive officers in February 2014 for the 2013 performance year was scheduled to vest. Specifically, the basic stock units underlying these awards only vest if, among other things, the 90-day average of the Company's common stock price preceding the vesting date is greater than the 90-day average of the Company's common stock price preceding the grant date. The first tranche of these awards was forfeited by our executive officers because the stock price performance metric was not met on the vesting date. Additionally, in February 2016, the first tranche of the ROE-based Restricted Stock Unit Awards (defined on page 32 below) granted to our executive officers in February 2015 for the 2014 performance year was scheduled to vest based upon the level of the Company's ROE achieved for 2015. Due to ROE being adversely affected by the impact of the announcement of the SEC Settlement in late July 2015 on our 2015 results, the number of shares issued upon vesting of the first tranche of these awards was 37% below the target number of shares scheduled to vest in February 2016. The performance-based elements of these awards further demonstrate how our compensation program aligns the interests of our executives with the interests of our stockholders.

COMPENSATION PHILOSOPHY

        Attracting and retaining exceptional individuals who share our vision, passion and values is essential to the success of our Company. By placing equal importance on skill set and mind set, we find and foster effective leaders who in turn seek to improve the Company's performance.

        Our executive compensation programs have four key objectives:

  •
  Maximize the long-term return to our stockholders;

  •
  Direct management to implement the Company's strategic goals and continuously improve Company performance over both the short- and long-term;

  •
  Align executive compensation levels with Company and individual performance; and

  •
  Provide a competitive performance-driven total compensation opportunity to attract and retain effective and motivated executives.

        To achieve these objectives, we have implemented an executive compensation program that is based on the following principal components of ongoing compensation:

  •
  Competitive total direct compensation opportunity (base salary and annual variable incentive compensation) to attract and retain key executives, aligned to their experience, responsibilities and performance;

  •
  Actual compensation levels linked directly to the Company's financial performance, achievement of business objectives and individual performance measured against established criteria aligned with stockholder interests; and

  •
  An incentive program that includes both current cash and deferred equity awards that is intended to align executive compensation with long-term stockholder interests.

COMPENSATION ELEMENTS

        Our executive compensation program is performance-based.    Our executive compensation program rewards our key executives for financial and business results that benefit our stockholders. The two principal elements of our compensation program are (1) base salary and (2) variable incentive compensation comprised of a mix of cash and performance-based and time-based long-term equity awards. In other words, our variable incentive compensation is typically delivered in three forms: (a) cash, (b) long-term performance-vesting restricted stock units and (c) long-term time-vesting restricted stock units. For the 2015 performance year, 60% of our variable incentive compensation awards to our named executive officers were delivered in restricted stock units. The size of the total variable incentive compensation awards received by our key executives is tied to Company and individual performance results for the year.

        Our additional pay-for-performance commitment policy.    On June 1, 2011, the Compensation Committee adopted an additional policy reflecting the Company's commitment to pay for performance for the executive compensation program of our named executive officers (the "Pay-for-Performance Commitment Policy"). Under this policy, at least 50% of the equity-based compensation (based on the number of shares underlying the award) awarded annually to our named executive officers are performance-based awards that are earned or become exercisable on the achievement of Company performance targets. The performance criteria, goals and rationale are set at the time of grant. For the 2015 performance year, 50% of the equity-based compensation awarded to our named executive officers paid as part of our annual variable equity compensation awards was performance-based. Separately, our named executive officers each received a special retention award in November 2015 as further described below under Retention Grants.

        Base salary.    The base salaries of the named executive officers for 2015, which are disclosed in the Summary Compensation Table below, are designed to attract and retain highly-talented, dedicated and results-oriented executives. We establish base salary levels for our executive officers, including our named executive officers, based on a number of factors including: the complexity and level of responsibility of the executive's position, an assessment of the executive's performance, historic salary practices, the desire to achieve a global compensation program with compensation processes that are consistent across geographic locations and competitive market data. We generally do not change base salaries for executive officers to reflect "merit." Salary levels are only adjusted for (1) significant changes in role or responsibility and/or (2) significant shifts in market rates of pay. Accordingly, in 2015, we adjusted the base salary for Mr. Marrale to achieve a more appropriate mix of total compensation components and to better align his salary with competitive market levels of base salaries for similarly-situated executives. The base salary amount for Mr. Marrale that is included in the Summary Compensation Table below reflects this adjustment. The other named executive officers did not receive a salary increase in 2015.

        Our 2015 variable incentive compensation program.    The other principal element of our compensation system is a variable incentive compensation program, the payment under which is primarily driven by Company performance. Specifically, for the 2015 performance year, the Compensation Committee continued to base its incentive compensation program for our Executive Committee, including all of our named executive officers, on the Company's ROE. The Compensation Committee used ROE as it measures both profitability and capital efficiency. Paying variable incentive compensation awards based upon ROE is meant to align our executives' interests with our stockholders, as well as foster a pay-for-performance culture.

        Under this program, the Compensation Committee, with assistance from McLagan, an Aon Hewitt company, its independent consultant ("McLagan"), established incentive pool payout ranges based on various ROE levels. The relationship between the incentive pool payout ranges and ROE was based on market compensation levels provided by McLagan. In other words, a higher ROE would generate a pool representing a greater market compensation percentile and vice versa. The Compensation Committee set what it believes to be challenging performance goals for 2015 as part of the corporate scorecard within the ROE-based plan. The Compensation Committee set variable incentive compensation ranges to provide for an incentive pool payout up to the 75th percentile of the Market Compensation Data for achievement of a significant increase in ROE levels. These ranges were set to continue to challenge management, including the named executive officers, to drive performance beyond market averages and to better align our executive's interest with those of our stockholders.

        Once the incentive pool payout range is set, the Committee exercises its discretion to determine the specific amount of the incentive pool within that range payable to the senior executive team. In determining the incentive pool amount within the range and each of the named executive officer's variable incentive compensation amounts for the 2015 performance period, the Compensation Committee considered (i) the corporate scorecard containing several key financial and non-financial objectives and (ii) a variety of other factors, including individual performance assessments and compensation market data, in each case as more fully described below under Compensation Decision Factors and Compensation Determination—How and Why the Committee Determined our Named Executive Officers' Compensation for 2015. The Committee does not exclusively rely on any one of these factors in making its determination. As mentioned above, driven by the 37% year-over-year decrease in ROE for 2015, which was substantially below the targeted performance level under our incentive pool structure, the incentive pool funded below the 25th percentile of Market Compensation Data levels.

        Each variable incentive compensation award for the 2015 performance year was paid in the form of cash (which is disclosed in the Summary Compensation Table) and an equity incentive under our Variable Compensation Stock Unit Award Program (the "Variable Stock Compensation Program"), which is a subplan under our 2007 Omnibus Equity Compensation Plan, as further described below. Specifically, the Compensation Committee awarded 60% of our variable incentive compensation award in restricted stock units, half of which are subject to forfeiture if performance hurdles are not met, and 40% in cash. We believe that this mix of cash and equity awards appropriately balances the Company's short- and long-term performance objectives for the named executive officers, thus promoting short- and long-term stockholder value creation. Consistent with historical Company practice, variable incentive compensation awards are made in the fiscal year following the performance year when earned (i.e., amounts earned in 2015 were paid out (cash portion) and granted (restricted stock units portion) during the first quarter of 2016).

        While the Committee considered the Company's ROE, the corporate scorecard and other relevant factors described above to determine the actual amount and mix of variable incentive compensation to award Messrs. Marrale and Selway for the 2015 performance year, all of such compensation was earned under our Pay-for-Performance Incentive Plan, which is a stockholder-approved umbrella plan intended to preserve our tax deduction for compensation paid to our named executive officers who are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). At the beginning of 2015, the Compensation Committee set the maximum amount that each of Messrs. Marrale and Selway could earn under the Pay-for-Performance Incentive Plan for the 2015 performance year at 4% of the Company's pre-tax income (as adjusted to exclude non-operating or one-time items in accordance with historical practice). Since the variable incentive compensation amounts that the Compensation Committee decided to pay were less than the maximum amounts set under our Pay-for-Performance Incentive Plan, the Committee effectively exercised negative discretion to pay the lower variable incentive compensation amounts rather than the maximum variable incentive compensation amounts payable under the plan. Similarly, the Committee set the maximum amount that

Messrs. Marrale and Selway could earn under the Pay-for-Performance Incentive Plan for the 2014 performance year at 4% of the Company's adjusted pre-tax income. The variable incentive compensation awards granted to Messrs. Marrale and Selway in February 2015 for the 2014 performance year (which includes the restricted stock units shown in the Stock Awards column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table) were less than the maximum amount as described in further detail in last year's proxy statement.

        Description of our Variable Stock Compensation Program Awards.    The purpose of the Variable Stock Compensation Program is to provide an incentive to select members of senior management and key employees to increase the success of the Company by granting restricted stock units for a portion of the variable incentive compensation. The stock units represent an equity interest in the Company to be earned on a long-term, tax-deferred basis.

        In general, under the Variable Stock Compensation Program, each eligible participant (including, in respect of the 2015 performance year, all of the named executive officers) is granted a number of basic stock units on the date the year-end cash variable incentive compensation is paid to the participant (that is, in early 2015 for the 2014 performance year and in early 2016 for the 2015 performance year) equal to (i) the amount by which the participant's variable compensation is awarded in equity as determined by the Compensation Committee, divided by (ii) the closing price per share of the Company's common stock on the NYSE on the grant date. For certain types of awards, as further described below, each participant is also granted an additional number of matching stock units on the date of grant equal to 10% of the number of basic stock units (the "10% match") granted as compensation for the mandatory deferral of such variable compensation across a three-year period.

        Variable Compensation Equity Awards for the 2015 performance year.    In determining the amount of variable incentive compensation to be paid in equity for the 2015 performance year, which equity awards were granted in early 2016, the Compensation Committee considered market data compensation ranges and decided to maintain the equity portion of variable incentive compensation at 60% for all of the named executive officers to continue to strongly align executive compensation with long-term stockholder value creation. Applying our Pay-for-Performance Commitment Policy described above, the equity incentive awards were then split such that each named executive officer received (i) half of his award as basic units subject to time-based vesting terms described below ("Time-based Restricted Stock Unit Awards") and (ii) the remaining half as basic units that vest subject to the achievement of pre-determined ROE levels (the "ROE-based Restricted Stock Unit Awards"). The specific amounts of these awards are set forth in the supplemental table on page 36. In addition, pursuant to the terms of the Variable Stock Compensation Program, each of the Time-based Restricted Stock Unit Awards were accompanied by a 10% match. For the Time-based Restricted Stock Unit Awards:

  •
  basic stock units vest in equal installments on each of the first, second and third anniversaries of the date of grant and

  •
  matching stock units vest 100% on the third anniversary of the date of grant,

in each case if the participant remains continuously employed by the Company through, and is in good standing on, each applicable vesting date.

        For the ROE-based Restricted Stock Unit Awards, the number of basic stock units subject to such performance-based awards was determined by dividing (i) the dollar value of the portion of the executive's variable incentive compensation paid in performance-based restricted stock units, by (ii) the fair market value of a share of the Company's common stock on the grant date (the "2015 Target Award"). The ROE-based Restricted Stock Unit Awards for the 2015 performance year are similar to the ROE-based Restricted Stock Unit Awards for the 2014 performance year described below, except that:

  •
  one-half of the basic tock units vest on each of the second and third anniversaries of the date of grant (as opposed to one-third of the basic stock units vesting on each of the first, second and third anniversaries of the date of grant for the 2014 performance year awards) based upon the level of the Company's ROE achieved for each of the second and third fiscal years, respectively, that ends immediately prior to the applicable vesting date (such two-year period, the "2015 Award Performance Period"); and

  •
  the threshold that must be achieved for payout of each tranche of the award is 66% of 2015 Target ROE (as defined below), as opposed to 50% of 2014 Target ROE (as defined below) under the 2014 performance year awards.

        The Committee back-loaded the vesting period of the ROE-based Restricted Stock Unit Awards for the 2015 performance year to the second and third anniversaries of the date of grant to reflect that the Company is in an assessment period under its new Chief Executive Officer who is performing an end-to-end review of our business, clients, people and processes, which is expected to be completed by the end of July 2016, as well as to create the proper incentives for our executive officers, including our named executive officers, to focus on the long-term restoration of our business in light of the significant negative impact of the SEC Settlement. At the same time, the Committee increased the threshold to achieve payout on each tranche of these awards to appropriately incentivize management to improve upon the results achieved in 2015 and to better align the interests of our executives with those of our stockholders.

        In addition to the performance criteria being achieved, the participant must remain continuously employed by the Company through, and be in good standing on, each applicable vesting date. The number of basic stock units reflected in the 2015 Target Award is the number of basic stock units that may be earned and vest over the entire 2015 Award Performance Period if target ROE ("2015 Target ROE") is achieved at 100% in each of the two fiscal years in the 2015 Award Performance Period. For the ROE-based Restricted Stock Unit Awards granted for the 2015 performance year, the Committee set the 2015 Target ROE at 7.6% which represents the ROE for the 2015 fiscal and performance year. Since prior year ROE results heavily influence the funding of our variable incentive compensation program (including both cash and stock awards), the performance-based stock component was designed to provide that the Company must maintain prior-year performance levels in future years for our executive officers to preserve their targeted award level. This design helps to ensure that our executive officers are focused on sustained growth over the long-term rather than taking short-term risks. While the target ROE for the ROE-based Restricted Stock Unit Awards for the 2015 performance year is lower than the target ROE for the ROE-based Restricted Stock Unit Awards for the 2014 performance year, variable incentives for 2015 were also down significantly (up to 33%) from the prior year. As a result, the Company's executive officers are properly incentivized to improve ROE performance above both 2014 and 2015 levels in order to receive at least median market compensation levels.

        The number of stock units actually earned pursuant to the award may increase or decrease, as compared to the 2015 Target Award as follows:

ROE PERFORMANCE SCHEDULE

ROE Performance Level		Payout Level
Below Threshold	Less than 66% of 2015 Target ROE	0%
Threshold	66% of 2015 Target ROE	66% of basic stock units available to vest on applicable date
Target	100% of 2015 Target ROE	100% of basic stock units available to vest on applicable date
Maximum	150% or more of 2015 Target ROE	150% of basic stock units available to vest on applicable date

        If actual ROE performance for any fiscal year is between ROE performance levels, the number of stock units that may vest on the applicable vesting date will be interpolated on a straight-line basis for pro-rata achievement. In addition, and for the avoidance of doubt, failure to achieve the threshold performance level for a fiscal year with respect to the ROE-based Restricted Stock Unit Awards will result in the forfeiture of the portion of the award scheduled to vest for such fiscal year.

        Once the basic and matching units related to the Time-based Restricted Stock Unit Awards have vested, and once the basic units related to the ROE-based Restricted Stock Unit Awards have been earned and vested, the awards will be settled in shares of our common stock within 30 days after each applicable vesting date.

        The Compensation Committee grants performance-based restricted stock units using ROE because the Committee believes that management's performance more directly impacts ROE and ROE-based awards therefore provide an appropriate incentive for the executives to perform at a superior level, achieve our long-term objectives and further reinforce the link between the executive's interests and the interests of our stockholders. In addition, by setting a threshold under which the awards are forfeited, such awards provide an effective "clawback" for the Company's failure to achieve future ROE targets.

        Variable Compensation Equity Awards for the 2014 performance year.    Equity awards for the 2014 performance year, which are set forth in the Summary Compensation Table and Grants of Plan-Based Award Table, were granted in early 2015. As described in last year's proxy, in determining the amount of variable incentive compensation to be paid in equity for the 2014 performance year, the Compensation Committee applied the same methodology as described above for the 2015 performance year. In other words, the Compensation Committee considered market data compensation ranges and split variable incentive compensation such that each of the named executive officers, including Mr. Gasser, received 60% of his variable compensation as equity awards, with the remaining portion paid in cash. Similarly, applying our Pay-for-Performance Commitment Policy described above, the equity incentive awards were then split such that each named executive officer received (i) half of his award as Time-based Restricted Stock Unit Awards as described above and (ii) the remaining half as ROE-based Restricted Stock Unit Awards. The terms of the Time-based Restricted Stock Unit Awards granted in early 2015 are the same as set forth above for the Time-based Restricted Stock Unit Awards granted in early 2016.

        For the ROE-based Restricted Stock Unit Awards, the number of basic stock units subject to such performance-based restricted stock unit awards was determined by dividing (i) the dollar value of the portion of the executive's variable incentive compensation paid in performance-based restricted stock units, by (ii) the fair market value of a share of the Company's common stock on the grant date (the "2014 Target Award"). One-third of the basic stock units vest on each of the first, second and third anniversaries of the date of grant based upon the level of the Company's ROE achieved for each of the three fiscal years, respectively, that ends immediately prior to the applicable vesting date (such three-year period, the "2014 Award Performance Period"). In addition to the performance criteria being achieved, the participant must remain continuously employed by the Company through, and be in good standing on, each applicable vesting date. The number of basic stock units reflected in the 2014 Target Award is the number of basic stock units that may be earned and vest over the entire 2014 Award Performance Period if target ROE ("2014 Target ROE") is achieved at 100% in each of the three fiscal years in the 2014 Award Performance Period. For the ROE-based Restricted Stock Unit Awards granted for the 2014 performance year, the Committee set the 2014 Target ROE at 12.0% which represents the ROE for the 2014 fiscal and performance year. The number of stock units actually earned pursuant to the award may increase or decrease, as compared to the 2014 Target Award as follows:

ROE PERFORMANCE SCHEDULE

ROE Performance Level		Payout Level
Below Threshold	Less than 50% of 2014 Target ROE	0%
Threshold	50% of 2014 Target ROE	50% of basic stock units available to vest on applicable date
Target	100% of 2014 Target ROE	100% of basic stock units available to vest on applicable date
Maximum	150% or more of 2014 Target ROE	150% of basic stock units available to vest on applicable date

        If actual ROE performance for any fiscal year is between ROE performance levels, the number of stock units that may vest on the applicable vesting date will be interpolated on a straight-line basis for pro-rata achievement. In addition, and for the avoidance of doubt, failure to achieve the threshold performance level for a fiscal year with respect to the ROE-based Restricted Stock Unit Awards will result in the forfeiture of the portion of the award scheduled to vest for such fiscal year. The Committee structured these awards in this manner to incentivize management to improve upon the results achieved in 2014.

        Once the basic and matching units related to the Time-based Restricted Stock Unit Awards have vested, and once the basic units related to the ROE-based Restricted Stock Unit Awards have been earned and vested, the awards will be settled in shares of our common stock within 30 days after each applicable vesting date.

        Retention Grants.    The Compensation Committee may also determine, in its sole discretion, to award stock units to any participant at such times and subject to such terms and conditions as the Compensation Committee deems appropriate under the Company's Equity Plan or any of its subplans. During 2015, the Compensation Committee exercised this discretion selectively for the purposes of motivating, retaining and providing special recognition. On November 12, 2015, select members of senior management and key employees, including the named executive officers, received discretionary restricted stock unit awards for retention purposes to ensure management stability, to reflect their efforts in rebuilding the business in light of the announcement of the SEC Settlement and to incentivize the executives to continue to execute on behalf of the business in light of recent management changes. Details of the awards granted to our named executive officers (the "Executive Retention Awards") were as follows:

Name	Grant Date Face Value ($)	Number of Restricted Stock Units (#)
Steven R. Vigliotti	520,000	26,902
Robert J. Boardman	615,000	31,816
Michael V. Marrale	520,000	26,902
James P. Selway III	440,000	22,763

        The awards will vest in equal installments on each of February 11, 2017, February 11, 2018 and February 11, 2019 so long as the executive remains continuously employed by the Company through, and is in good standing on, each applicable vesting date. This award was not part of the variable incentive compensation program for 2015 performance and was intended as an extraordinary award in keeping with our philosophy to retain, motivate and reward the talent needed to achieve growth and long-term success for our stockholders.

        Variable Incentive Compensation Paid to Named Executive Officers for 2015 Performance.    The discussion of our equity program above is relevant to understanding the Committee's compensation decisions in respect of both the 2015 performance year as well as the 2014 performance year. The SEC's compensation disclosure rules currently require disclosure of the grant date value of equity awards granted during the last year (2015 in this case). Accordingly, the numbers shown in the Summary Compensation Table and Grants of Plan-Based Awards Table show the equity awards granted during the 2015 calendar year in respect of our 2014 performance year (instead of the equity awards for our 2015 performance year), as well as the Executive Retention Awards. In light of the SEC's current compensation disclosure rules, we have provided the following supplemental table which sets forth the variable incentive compensation awards granted to our named executive officers by the Compensation Committee in February 2016 for the 2015 performance year, which excludes the Executive Retention Awards:

Name	Cash ($)	Grant Date Face Value of Time-based Restricted Stock Unit Awards (Basic Units) ($)(1)(2)(3)	Grant Date Face Value of ROE-based Restricted Stock Unit Awards (Basic Units) ($)(1)(2)	Total Variable Incentive Compensation Earned for 2015 ($)
Steven R. Vigliotti	384,000	288,000	288,000	960,000
Robert J. Boardman(4)	427,933	303,118	303,118	1,034,170
Michael V. Marrale	364,000	273,000	273,000	910,000
James P. Selway III	340,000	255,000	255,000	850,000

(1)
The amounts shown in these columns represent the aggregate grant date face value of the Time-based Restricted Stock Unit Awards and ROE-based Restricted Stock Unit Awards based on the closing price of our common stock on the grant date, which amount was used to determine the number of shares subject to such awards pursuant to the terms of the Variable Stock Compensation Program. As such, in fulfillment of the additional Pay-for-Performance Commitment Policy we adopted on June 1, 2011, each of the named executive officers received 50% of his equity-based compensation paid as part of our annual variable equity compensation awards for the 2015 performance year (based on the number of shares subject to these awards) as ROE-based Restricted Stock Unit Awards, subject to the additional performance criteria as described above.

(2)
These amounts shown also represent the aggregate grant date fair value of the Time-based Restricted Stock Unit Awards and ROE-based Restricted Stock Unit Awards as determined pursuant to the FASB ASC Topic 718, which, pursuant to the SEC's current compensation disclosure rules, will be the amounts set forth in next year's Summary Compensation Table. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2015 Annual Report, which are incorporated herein by reference.

(3)
Pursuant to the terms of the Variable Stock Compensation Program, such Time-based Restricted Stock Unit Awards are accompanied by the 10% match which is not included in the table above and is subject to the extended vesting period previously described. Specifically, the grant date face value of these matching units of the Time-based Restricted Stock Unit Awards for Messrs. Vigliotti, Boardman, Marrale and Selway was $28,800, $30,312, $27,300 and $25,500, respectively.

(4)
Mr. Boardman's cash variable incentive compensation award was converted from GBP to USD at the following exchange rate: 0.6543 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2015 fiscal year. Mr. Boardman's Time-based Restricted Stock Unit Award (both basic and matching units) and ROE-based Restricted Stock Unit Award (basic units) were converted from GBP to USD at the following exchange rate: 0.6928 GBP:1 USD, which exchange rate represents the exchange rate on the grant date.

        Legacy Equity Awards.    Certain equity awards disclosed in the Options Exercised and Stock Vested Table and the Outstanding Equity Awards Table were granted several years ago. These included basic units (accompanied by a 10% match) subject to an extended vesting period and additional performance criteria (the "Market-based Restricted Stock Unit Awards"). The basic stock units vest in equal installments on each of the second, third and fourth anniversaries of the date of grant so long as the executive is employed on the vesting date and the 90-day average of the Company's common stock price preceding each of the vesting dates is greater than the 90-day average of the Company's common stock price preceding the grant date. The matching stock units vest 100% on the fourth anniversary of the date of grant so long as the executive is employed on the vesting date and the 90-day average of the Company's common stock price preceding such fourth anniversary is greater than the 90-day average of the Company's common stock price preceding the grant date. If the stock price performance metric is not met on any given vesting date, the stock units that were eligible to vest on such vesting date are forfeited.

        Stock Ownership Guidelines.    Effective January 1, 2011, the Compensation Committee replaced our share retention program with new executive stock ownership guidelines. The guidelines require that each member of the Executive Committee own significant amounts of ITG stock based on the following multiples of annual base salary:

  •
  the Chief Executive Officer: a multiple of five times base salary;

  •
  each line-of-business executive: a multiple of three times base salary; and

  •
  each staff executive (including the Chief Financial Officer): a multiple of two times base salary.

        On the date that the executive satisfies the required multiple of base salary based on the closing price of the Company's common stock on such date, the number of shares required to be held by the executive to comply with these guidelines is fixed based on such closing price. This fixed-share approach was taken so that an executive would not fall in and out of compliance due to fluctuations in our stock price. Each executive has five years from January 1, 2011 or the date of hire or promotion, whichever is later, to achieve his ownership guideline. Executives not in compliance with the guidelines are generally required to retain at least 50% of the after-tax value received from the vesting of restricted stock (or stock unit) awards until the applicable ownership guidelines (as set forth above) are met. The Compensation Committee monitors compliance with these stock ownership guidelines on an ongoing basis. With limited exception, shares that are deemed "owned" for purposes of Section 16 of the Exchange Act are counted towards satisfaction of these guidelines.

        These guidelines are intended to align further the interests of senior management with the interests of stockholders and lessen any incentive for management to seek unsustainable short-term increases in our stock price.

        As of December 31, 2015, each member of the Executive Committee was either in compliance with, or on target to meet, his or her ownership guideline.

        Anti-Hedging and Pledging Policy.    Our employees and non-employee directors are prohibited from short-selling ITG stock, engaging in options transactions in the market where the underlying security is an ITG security or engaging in hedging or monetization transactions that have the purpose or effect of limiting the employee's ability to profit from an increase in the market price of ITG securities or providing to the employee an opportunity to profit from a decrease in the market price of ITG securities. In addition, holding ITG stock in margin accounts or pledging ITG stock as collateral for loans or other obligations is prohibited. These prohibitions further ensure that employees share in the risks and rewards of the ownership of our stock.

        Clawbacks.    On February 5, 2014, we adopted a compensation recoupment, or "clawback" policy. The policy extends the requirements of Section 304 of The Sarbanes-Oxley Act of 2002 currently applicable to public company chief executive officers and chief financial officers to the Company's entire Executive Committee. Specifically, it provides that if the Company must file an accounting restatement because of material noncompliance with financial reporting requirements ("Restatement") as a result of misconduct, the Compensation Committee may require members of the Executive Committee to disgorge bonuses, equity-based incentive compensation, and profits on sales of Company stock (collectively "Incentive Awards") granted as compensation for the 2014 or later performance years and that they received within the 12-month period following the public release of the original incorrect financial statements. The Compensation Committee also has discretion to cancel any unvested portions of outstanding equity awards of any Executive Committee member following a Restatement that does not involve misconduct. In order for any given Incentive Award to be recouped under the policy, the circumstances triggering the Restatement must be discovered within three (3) years after the date the Incentive Award was made.

        In addition, on February 5, 2014, the Compensation Committee revised the Company's Equity Plan, and related subplans and award agreements, to give the Committee the discretion to cancel any unvested portions of outstanding equity awards granted after March 1, 2014 and held by any Company employee, including Executive Committee members, in the event that such employee materially violates the terms of the Company's Code of Business Conduct and Ethics.

        Executive Perquisites.    It is our policy not to provide executive perquisites and special benefits unless they are reasonable and business-related. For 2015, perquisites for each named executive officer totaled less than the disclosure threshold of $10,000.

        Retirement Benefits.    Our named executive officers, other than Mr. Boardman, are eligible to participate in our tax-qualified Retirement Savings Plans on the same basis as all other U.S.-based full-time employees. Messrs. Lilien and Gasser were also eligible to participate in these plans. Mr. Boardman participates in ITG Europe's Retirement Savings Plan on the same basis as all other employees of such affiliate. We do not maintain any supplemental executive retirement plans.

        Severance and Change-in-Control Agreements.    The Company maintains change-in-control agreements for all named executive officers. The named executive officers are eligible for change-in-control-related severance benefits that were approved by the Compensation Committee after extensive discussion and competitive research. They are designed to achieve the following objectives:

  •
  Promote senior management stability;

  •
  Retain key executives whose continued employment might be vulnerable following a change in control; and

  •
  Reflect competitive practices in the industry.

        The Compensation Committee believes that these agreements address the important stockholder objective of retaining an effective and motivated executive team in the event of a change in control.

        The agreements (which are described in greater detail below under Executive Compensation—Severance and Change-in-Control Arrangements) were intended by the Compensation Committee to provide reasonable benefits that reflect industry practices and include the following:

  •
  Severance payments require termination, either (i) involuntary not-for-cause (and not as a result of death or disability) or voluntary with good reason as defined, within 18 months following a change in control, or (ii) involuntarily not-for-cause (and not as a result of death or disability) within six months prior to a change in control, provided that the termination is determined to be in connection with the change in control;

  •
  Severance benefits equal to one or two times (depending on the executive's length of service on the Executive Committee) the sum of annual base salary plus average variable incentive compensation (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program) over the prior three years;

  •
  Terminated individuals also receive a prorated portion of variable incentive compensation (based on the average variable incentive compensation (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program) over the prior three years) for the year of termination and health and welfare benefits for up to one or two years (depending on the executive's length of service on the Executive Committee) following the date of termination;

  •
  If the change-in-control benefits would cause the executive to be subject to the golden parachute excise taxes, then the benefits are reduced to the highest level that does not trigger the excise tax unless the value after the executive pays all taxes is greater (in which case no reduction is made); and

  •
  Under no circumstances do we provide any tax-related payments such as excise tax gross-ups.

        In addition, under each of the named executive officer's equity award agreements, all unvested equity awards vest immediately upon a change in control, with performance-based awards vesting at the greater of the actual performance level achieved as of the date of the change in control or the 100% level.

        ITG has no plans or agreements in place for named executive officers regarding executive severance benefits upon a termination that is unrelated to a change in control. In the event of the termination of a named executive officer not covered by an employment arrangement, severance benefits (if any) are negotiated as deemed necessary or advisable by the Compensation Committee. Mr. Troise is eligible to receive severance benefits under his employment agreement, which benefits are further described on page 46 of this proxy statement.

COMPENSATION DECISION FACTORS AND COMPENSATION DETERMINATION—HOW AND WHY THE COMMITTEE DETERMINED OUR NAMED EXECUTIVE OFFICERS' COMPENSATION FOR 2015

        In determining total compensation amounts, including the mix of base salary and variable incentive compensation (whether in the form of cash or equity), the Compensation Committee (i) evaluates the corporate scorecard containing several key financial and non-financial objectives, (ii) completes a performance assessment for each named executive officer, (iii) reviews Market Compensation Data and (iv) reviews other factors such as aggregate variable compensation costs, internal pay equity and prior years' compensation, in each case, as further described below.

        The corporate scorecard.    In 2015, the Compensation Committee worked with McLagan and in consultation with management to review and revise the previously-established corporate scorecard (1) containing several key financial and non-financial product and strategic objectives for the Company and (2) comparing the Company's financial performance relative to its peer group. The Compensation

Committee decided that, for 2015, the objectives should, like those set in prior years, continue to be aggressive, focus on establishing specific metrics tied to business initiatives and balance both short-term and long-term objectives. As a result, the Committee adopted a scorecard with the following objectives: (a) delivering stockholder value by achieving various financial targets, including those related to ROE, revenues, pre-tax margins, and earnings (both on an international and consolidated basis), (b) achieving specific financial targets related to various businesses including initiatives related to the expansion of our business across asset classes and client constituencies, (c) executing on our product and strategic initiatives and (d) retaining and engaging key employees. The metrics selected to assess the Company's financial performance relative to its peer group, on both an absolute and year-over-year basis, include:

  •
  total revenues;

  •
  pre-tax net income and net income;

  •
  earnings per share;

  •
  ROE; and

  •
  total stockholder return on both a one-year and three-year basis.

        These objectives and metrics were selected because the Compensation Committee believes that such measures demonstrate the overall operating performance of the Company and are widely recognized as industry benchmarks that translate into increased stockholder value.

        The Compensation Committee reviewed the scorecard for purposes of determining the compensation level for the 2015 performance year within the ROE-based incentive pool payout range described above. Placing emphasis on the achievement level of the various objectives and metrics collectively, the Committee used its judgment in determining the appropriate level of compensation. The Compensation Committee did not quantify, rank or assign relative weight to various objectives or metrics included on the corporate scorecard, but instead evaluated the level of achievement of the measures as a whole. As further described in the Executive Summary above and our 2015 Annual Report, our results were adversely affected by the impact of the SEC Settlement. The Committee considered the scorecard in the context of this challenging environment, which negatively impacted the Company's performance on virtually every measure in the scorecard. Accordingly, total direct compensation for 2015 to the named executive officers, in the aggregate, significantly decreased year-over-year, and was positioned at approximately the 25th percentile of market compensation levels provided by McLagan. The Committee's decision to implement such reductions evidences its commitment and underlying philosophy to align compensation to the achievement of the Company's performance measures.

        Performance assessment.    At the beginning of each year, our Board of Directors approves performance measures and objectives for the Company and our Chief Executive Officer, and our Chief Executive Officer approves the performance measures and objectives for each of his direct reports (including each named executive officer). In determining the actual compensation paid to each named executive officer, the Compensation Committee completes a final annual performance assessment for our Chief Executive Officer and reviews with the Chief Executive Officer his assessment of each named executive officer annually starting in December of the relevant performance year through January of the following year. While the Chief Executive Officer's evaluation carries significant weight, the Compensation Committee reaches its own independent viewpoint on each named executive officer's performance and makes its compensation decisions accordingly.

        Factors used by the Compensation Committee in assessing the performance of our Chief Executive Officer.    In a typical year, the Committee uses a detailed assessment in evaluating the performance of our Chief Executive Officer. Among other factors, this assessment covers key financial and business accomplishments for the completed fiscal year. The assessment also includes our progress in: improving key financial and business metrics; implementing strategic initiatives; investments in technology and new business initiatives; and improving the strength of our control and operating environments. The Committee also considers our Chief Executive Officer's leadership achievements in areas such as workforce engagement and talent management. Mr. Gasser's performance was not assessed due to the Company's termination of his employment as our Chief Executive Officer on August 3, 2015. Mr. Lilien's compensation arrangements are discussed on page 46 and were determined by the Compensation Committee based on Mr. Lilien's performance as our Interim Chief Executive Officer, including his leadership and efforts in rebuilding the Company's business after the announcement of the SEC Settlement, as well as to ensure a smooth transition through the start date of our new Chief Executive Officer.

        Factors used by the Compensation Committee in assessing the performance of the other named executive officers.    Just as the Committee assesses the performance of our Chief Executive Officer, our Chief Executive Officer assesses the performance of each other named executive officer. Mr. Lilien evaluated the performance of each named executive officer on many of the same factors we described for the Chief Executive Officer because these factors are important to the Company's short-term and long-term objectives and reflect the functions over which the executives have responsibility. Such factors include, among others: contribution to the achievement of Company financial performance, such as ROE, pre-tax income and revenue; regional and product group profitability, as applicable; improvement in business metrics such as client growth and retention; achievement of business objectives; impact on the implementation of strategic initiatives; the development of new products and solutions for our clients; improvement in controls and efficiencies in our operating environment; and achievement in leadership in areas such as workforce engagement and talent management. Mr. Lilien discussed his evaluation of the performance of each named executive officer with the Committee. The Committee questioned and discussed such evaluations and, as discussed above, variable incentive compensation pay was reduced for all of the named executive officers primarily due to our 2015 results being adversely affected by the impact of the SEC Settlement on our business.

        No one factor, by itself, determines the Compensation Committee's assessment of a named executive officer's performance and the Committee considers many different factors in assessing the performance of each named executive officer. The Compensation Committee does not use a rigid set of rules for determining the relative importance of these factors. The Compensation Committee emphasizes and weighs performance factors differently for each named executive officer based on its view of such factors. However, the aggregate amount paid is closely tied to the Company's overall financial performance.

        Market data review.    McLagan provided compensation market data to the Compensation Committee for each named executive officer's position. The sources of the market data included the then-current survey data for comparable industry positions and proxy disclosures by companies included in our peer group noted below ("Market Compensation Data"). McLagan used survey data that is appropriate to the executive officer's position and responsibility and consistent with ITG's size, type and mix of businesses and the sectors in which we compete for executive talent. To help in analyzing the market data, McLagan established a total direct compensation market range for each named executive officer position.

        The market ranges helped the Compensation Committee in assessing the competitive placement relative to market range of our named executive officers' total direct compensation for 2015. Such assessment considered the scope, complexity and responsibility of the executive's position in relation to positions in the data sources. The Compensation Committee exercised its judgment in interpreting the market ranges provided by McLagan. A named executive officer's actual positioning relative to that market range is a result of the Compensation Committee's assessment of the corporate scorecard, in addition to the Company and individual performance factors, we describe above. The Market Compensation Data and ranges provide only a reference point for the Compensation Committee. As with all of the compensation decision factors in this section, the market data and ranges do not, by themselves, directly determine a named executive officer's total direct compensation. Depending upon Company, business and individual performance results, a named executive officer's total direct compensation may be within, below or above the market range for that position. As a result of the Company's 2015 performance results, which as noted above were significantly impacted by the announcement of the SEC Settlement, the Committee awarded, in the aggregate, total direct compensation to the named executive officers for 2015 that was positioned at approximately the 25th percentile of the Market Compensation Data. These pay levels were also well below historic rates paid to our senior executive officers.

        Our peer group.    The Compensation Committee periodically reviews the composition of our peer group to ensure that it is using the most appropriate peers among those available in the market. At its August 2015 meeting, the Committee revisited the peer group it had been using for the prior year due to Advent Software, Inc. ("Advent") and GFI Group Inc. ("GFI") being acquired by other companies. The peer group was reviewed pursuant to a methodology provided by McLagan. In selecting the companies for our peer group, the Compensation Committee considered the following factors, among others: business focus with an emphasis on financial technology; industry; size; capital structure; whether the company competes against us for executive talent; compensation philosophy; and financial performance. The selection of actual peers was drawn from our financial technology industry segment, with comparable businesses activities, and firm size, which includes multiple measures such as revenue, number of employees, market capitalization and pre-tax net income. As a result of this analysis, Advent and GFI were removed from the peer group and the peer group of ten companies used for 2015 compensation purposes was as follows:

  BGC Partners, Inc.
  CBOE Holdings, Inc.
  Cowen Group, Inc.
  FBR & Co.
  GAIN Capital Holdings, Inc.
  JMP Group Inc.
  KCG Holdings, Inc.
  MarketAxess Holdings Inc.
  Piper Jaffray Companies
  TMX Group Limited

        Although no single company included in the peer group is exactly comparable to ITG in every respect, the Compensation Committee uses the peer group to validate the range of competitive pay and to assess the relative performance of the Company. With McLagan's help, the Compensation Committee will continue to review the composition of the peer group, as appropriate, and may make changes to it in the future in response to such factors as changes in the mix of the Company's business segments or major changes in the capital structure, business makeup or financial viability of a peer company.

        Other Factors Considered.    In addition to the corporate scorecard, the performance assessment considered by the Compensation Committee in setting compensation levels and compensation market data, the Compensation Committee considers such additional factors as:

  •
  Aggregate cost of variable incentive compensation: the Compensation Committee compares the proposed cost of the aggregate variable incentive compensation pool for the Executive Committee to the prior years' cost.

  •
  Internal pay equity: the Compensation Committee compares the differences in total compensation from one executive to the other in order to assess internal equity.

  •
  The executive's prior years' compensation: the Compensation Committee compares proposed compensation with actual prior years' compensation to ensure that any increases or decreases in compensation are the result of relative performance.

IMPACT OF REGULATORY REQUIREMENTS

        In making executive compensation decisions, the Compensation Committee is mindful of the impact of regulatory requirements on those decisions. In particular, regulatory requirements affect the Compensation Committee's decisions in the following ways:

  •
  Internal Revenue Code Section 162(m) ("Section 162(m)"):  Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to us for compensation over $1 million paid to our Chief Executive Officer and our other most highly-compensated named executive officers who are subject to Section 162(m). One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to a stockholder-approved plan.

    The Company believes that tax deductibility of compensation is an important factor, but not the sole or primary factor, in setting executive compensation policy or in rewarding superior executive performance. Accordingly, although the Company generally intends to consider whether to structure grants to meet the exception under Section 162(m) for qualified performance-based compensation, thus avoiding the potential loss of a tax deduction due to the $1 million limitation on deductibility under Section 162(m), it may pay amounts that are not deductible in such circumstances as it determines appropriate. In establishing our cash and equity variable incentive compensation awards, the Company considered the tax treatment of the awards but determined the awards primarily by their effectiveness in providing maximum alignment with the Company's key strategic objectives identified above.

  •
  Internal Revenue Code Section 409A ("Section 409A"):  The Compensation Committee intends all programs to be designed so that they are not considered deferred compensation under the Section 409A definitions, or they comply with the deferred compensation rules in Section 409A.

  •
  Accounting Treatment:  In determining variable incentive compensation, including equity awards granted as part of 2015 compensation, the Compensation Committee considered the potential expense of those awards and the impact on earnings per share. The Compensation Committee concluded that the associated expense and earnings per share impact were appropriate, given competitive compensation practices in the industry, our performance and the motivational and retention effect of the awards.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven S. Wood, Chair
Minder Cheng
Jarrett Lilien

Summary Compensation Table

        The following table sets forth the compensation for 2013, 2014 and 2015 of our named executive officers (except for Messrs. Marrale and Selway who were not named executive officers in 2013 and Mr. Lilien who was not a named executive officer in 2013 and 2014).

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
R. Jarrett Lilien(4)	2015	325,000	640,000	1,000,000	—	—	247,164	2,212,164
Former Interim President and Chief	2014	—	—	—	—	—	—	—
Executive Officer	2013	—	—	—	—	—	—	—
Steven R. Vigliotti	2015	500,000	384,000	1,339,000	—	—	5,300	2,228,300
Managing Director and Chief	2014	500,000	520,000	508,077	—	—	5,200	1,533,277
Financial Officer	2013	500,000	400,000	246,753	—	—	5,100	1,151,853
Robert J. Boardman(5)	2015	458,500	427,933	1,576,758	—	—	41,173	2,504,365
Managing Director and Chief Executive	2014	494,295	659,060	610,914	—	—	28,078	1,792,347
Officer of ITG's European Operations	2013	430,218	453,684	245,073	—	—	34,257	1,163,232
Michael V. Marrale	2015	391,667	—	1,370,500	—	364,000	5,300	2,131,467
Managing Director and Head of	2014	350,000	—	508,077	—	540,000	5,200	1,403,277
U.S. Research, Sales and Trading	2013	—	—	—	—	—	—	—
James P. Selway III	2015	400,000	—	1,333,000	—	340,000	5,300	2,078,300
Managing Director and Head of U.S.	2014	400,000	—	558,885	—	440,000	5,200	1,404,085
Electronic Brokerage	2013	—	—	—	—	—	—	—
Robert C. Gasser(6)	2015	487,729	—	2,425,500	—	—	—	2,913,229
Former President and Chief	2014	750,000	—	1,524,215	—	1,540,000	—	3,814,215
Executive Officer	2013	750,000	—	725,734	—	1,200,000	—	2,675,734

(1)
The amounts shown in column (e) represent the aggregate grant date fair value of the restricted stock unit awards granted to each of the named executive officers during each year (including for 2015 Time-based Restricted Stock Unit Awards, ROE-based Restricted Stock Unit Awards, the Executive Retention Awards and the Selway Special Equity Award (as defined below)), as determined pursuant to FASB ASC Topic 718. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2015 Annual Report, which are incorporated herein by reference. See the narrative discussion and footnotes following the Grants of Plan-Based Awards Table for more information about awards granted in 2015. For the ROE-based Restricted Stock

  Unit Awards, the following represents the value based on the maximum number of shares (150% of basic shares) that can be earned for the award granted in 2015:

Name	ROE-based Restricted Stock Units
Steven R. Vigliotti	$585,041
Robert J. Boardman	$686,988
Michael V. Marrale	$607,520
James P. Selway III	$495,013
(2)
As discussed in the Compensation Discussion and Analysis above, the Compensation Committee takes into account performance and other factors in making a determination of these award amounts. In addition, the awards set forth under column (g) were paid under our Pay-for-Performance Incentive Plan.

(3)
The amounts shown in column (h) represent Company contributions to defined contribution plans for Messrs. Lilien, Vigliotti, Boardman, Marrale and Selway and, in the case of Mr. Lilien, his 2015 non-employee director compensation.

Specifically, for Messrs. Lilien, Vigliotti, Marrale and Selway, under our Retirement Savings Plan, we match 50% of employee contributions up to a contribution cap of 4% of the employee's eligible compensation per year as defined in the Plan and we may make a discretionary profit sharing contribution that can vary from 0-8% of the employee's eligible compensation per year. For 2015, the Company did not make a discretionary profit sharing contribution.

In addition, the amount shown for Mr. Lilien includes the 2015 non-employee director compensation he received prior to becoming our Interim Chief Executive Officer, including $69,864 in cash fees, an initial restricted stock unit award valued at $100,000 that was granted to Mr. Lilien as a newly-appointed non-employee director and an annual restricted stock unit award valued at $72,000 granted on the date of our 2015 annual meeting of stockholders as part of our non-employee director compensation program. The restricted stock unit awards were granted under the Amended and Restated Directors' Equity Subplan and the amounts represent the aggregate grant date fair value of the restricted stock unit awards as determined pursuant to FASB ASC Topic 718. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2015 Annual Report, which are incorporated herein by reference.

For Mr. Boardman, the amount shown represents the Company's retirement contribution pursuant to the ITG Europe Retirement Savings Plan. Specifically, this amount consists of the following Company contributions: (1) 10% of the participant's salary up to a maximum salary of £150,000 and (2) a 7% match on any elective employee pre-tax contributions.

(4)
Mr. Lilien served as our Interim Chief Executive Officer from August 3, 2015 through January 15, 2016.

(5)
Mr. Boardman's base salary, bonus and all other compensation amounts were converted from GBP to USD at the following exchange rate: 0.6543 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2015 fiscal year. Mr. Boardman's Time-based Restricted Stock Unit Award (both basic and matching units) and ROE-based Restricted Stock Unit Award (basic units) were converted from GBP to USD at the following exchange rate: 0.6551 GBP:1 USD, which exchange rate represents the exchange rate on the grant date. Mr. Boardman's Executive Retention Award was converted from GBP to USD at the following exchange rate 0.6582 GBP:1 USD, which exchange rate represents the exchange rate on the grant date.

(6)
Mr. Gasser was terminated as our President and Chief Executive Officer on August 3, 2015. Mr. Gasser's 2015 salary includes payout of his accrued vacation.

        Compensation of the Interim CEO.    As previously disclosed on a Form 8-K filed on October 19, 2015, the Company entered into a letter agreement dated October 15, 2015 (the "October Letter Agreement") with Mr. Lilien, which superseded a letter agreement dated August 12, 2015 (the "August Letter Agreement") between Mr. Lilien and the Company. Pursuant to the August Letter Agreement, Mr. Lilien agreed to serve as Interim Chief Executive Officer and President at a monthly salary of $65,000 and would be eligible to receive a special performance bonus at the conclusion of his service in an amount to be determined in the discretion of the Company's Board of Directors. Under the terms of the October Letter Agreement, Mr. Lilien agreed to continue to serve as Interim Chief Executive Officer and President until Mr. Troise commenced employment with the Company (such period of service, the "Interim Period"). Mr. Lilien continued to receive a monthly salary of $65,000, and if he remained employed with the Company through the Interim Period, he would receive: (i) a grant of restricted stock units with a grant date value of $1,000,000, to be granted under the Equity Plan, made on the date of the announcement of Mr. Troise's appointment as President and Chief Executive Officer of the Company and (ii) beginning on November 1, 2015, $320,000 for each calendar month (guaranteed for November 2015 and thereafter pro-rated for any partial calendar month during which he remained employed by the Company), payable within 30 days after the end of the Interim Period. The restricted stock units were granted on October 19, 2015, and vest in three equal installments on each anniversary of the restricted stock units' grant date, subject to Mr. Lilien having continued as Interim Chief Executive Officer and President of the Company until the end of the Interim Period and not resigning from the Board prior to any relevant vesting date.

        Compensation of the New CEO.    Also as previously disclosed on a Form 8-K filed on October 19, 2015, the Company entered into an employment agreement with Mr. Troise, dated October 16, 2015. The employment agreement has an initial term of three years from Mr. Troise's start date, which was January 15, 2016, and the agreement automatically renews for one-year periods thereafter, unless either party elects not to renew upon 90 days' written notice. The employment agreement provides Mr. Troise with the following compensation: (i) an annual base salary of at least $750,000 and (ii) annual variable compensation as determined in the sole discretion of the Compensation Committee of the Board, based on the achievement of pre-established goals developed after consultation with Mr. Troise, with an award amount for 2016 of at least $3.5 million, of which 40% will be payable in cash. Mr. Troise also received initial "make-whole" awards, consisting of cash payments as provided in his employment agreement, and equity grants under the form of award agreements attached as exhibits to his employment agreement. The awards consist of the following:

  •
  2015 Buy-Out Award.  As an inducement to commence employment with the Company and to compensate Mr. Troise for the loss of his potential annual variable compensation at his prior employer in respect of the 2015 calendar year, Mr. Troise was granted a compensation award having a total value of $3.65 million (the "2015 Buy-Out Award"). The 2015 Buy-Out Award consisted of a cash bonus of $1.46 million and restricted stock units that settle in shares of Company common stock with an initial grant date value of $2.19 million. These restricted stock units will vest and settle, subject to Mr. Troise's continued employment with the Company through each applicable vesting date, in three equal annual installments beginning on the first anniversary of the date of grant. The cash bonus was paid within thirty (30) days after his start date and the restricted stock units were granted on his start date.

  •
  Inducement Equity Award.  As a further inducement to commence employment with the Company and to replace the outstanding stock appreciation rights and restricted stock units that Mr. Troise forfeited upon his departure from his prior employer, Mr. Troise was granted restricted stock units that settle in shares of Company common stock (the "Inducement Equity Award"), with an initial grant date value of approximately $2.5 million, which amount was equal to the intrinsic value of the forfeited awards on the date such awards were forfeited. The Inducement Equity Award was granted on Mr. Troise's start date, and will vest and settle, subject to Mr. Troise's continued employment with the Company through each of the applicable vesting dates, in the following installments on the following vesting dates: (i) 38% vested on January 31, 2016 and is subject to a 12-month holding requirement; (ii) 41% will vest on January 31, 2017; and (iii) the remaining 21% will vest on January 31, 2018.

  •
  Sign-On Option Award.  On his start date, Mr. Troise was also granted options to purchase shares of Company common stock having an initial grant date value equal to $1 million (the "Sign-On Option Award"). These options will vest, subject to Mr. Troise's continued employment with the Company through each applicable vesting date, on each of the first, second and third anniversaries of the grant date.

        Subject to Mr. Troise's execution of a release of claims against the Company (and its subsidiaries) and compliance with the applicable employee covenants, any unvested portions of the 2015 Buy-Out Award and the Inducement Equity Award will: (1) fully vest upon a termination of Mr. Troise's employment without Cause (as defined in the employment agreement) or his resignation from employment for Good Reason (as defined in his employment agreement), but continue to be settled over the same vesting schedule as would have been applicable to such awards if such termination of employment had not occurred; and (2) fully vest and immediately settle upon a termination of Mr. Troise's employment due to death or permanent disability (as defined in the employment agreement). Upon any termination of Mr. Troise's employment other than as set forth above that occurs on or prior to the first anniversary of his start date, (x) the equity-based portion of the 2015 Buy-Out Award and the then-unvested portion of the Inducement Equity Award will be fully forfeited and (y) Mr. Troise must promptly repay the Company a prorated amount of the cash portion of the 2015 Buy-Out Award and return to the Company a prorated amount of the portion of the Inducement Equity Award that vested in 2016.

        The employment agreement provides that if Mr. Troise's employment with the Company is terminated by the Company without Cause, if he terminates employment with the Company for Good Reason, or if the Company elects not to renew the employment agreement, in each case, prior to a Change in Control (with each capitalized term not otherwise defined herein as defined in the employment agreement) of the Company or after the 18 month period following a Change in Control, subject to execution of a release of claims against the Company and its subsidiaries, Mr. Troise will be entitled to:

  •
  A cash amount equal to a pro-rated portion of the variable incentive compensation Mr. Troise would have actually earned for the calendar year in which his date of termination occurs (to be paid as and when variable incentive compensation is payable to other executives for that year); provided that if the termination is prior to January 1, 2017, the annual variable compensation amount to be prorated will be no less than $3.5 million.

  •
  A cash amount equal to the sum of (x) Mr. Troise's annual base salary at the rate then in effect on the date of his termination and (y) an amount equal to the average variable incentive compensation paid or payable to Mr. Troise with respect to the three calendar years immediately preceding the calendar year of his termination; provided that if the termination occurs prior to January 1, 2018, the annual variable compensation amount will be no less than $3.5 million. The total amount will be paid in installments over the 12-month period following his date of termination and is subject to compliance by Mr. Troise with the applicable employee covenants contained in his employment agreement.

  •
  Any unpaid annual variable compensation award for the year prior to the year of termination (based on actual performance), to be paid as and when variable incentive compensation is payable to other executives for that year.

  •
  Continued vesting of all outstanding equity awards held by Mr. Troise that are not vested as of his date of termination, as if he had remained employed by the Company through the first anniversary of his date of termination (other than the Inducement Equity Award or equity-based portion of the 2015 Buy-Out Award, each of which will be treated as described above).

  •
  Continued medical coverage at the level in effect on his date of termination for one year after his date of termination including, if applicable, coverage for his spouse and dependents.

        If Mr. Troise's employment with the Company is terminated on or within eighteen (18) months after a Change in Control by the Company not for Cause or by Mr. Troise for Good Reason, subject to the execution of a release of claims against the Company and its subsidiaries, under his employment agreement Mr. Troise will be entitled to:

  •
  A cash amount equal to a pro-rated portion of the variable incentive compensation Mr. Troise would have actually earned for the calendar year in which his date of termination occurs (to be paid as and when variable incentive compensation is payable to other executives for that year); provided that if the termination is prior to January 1, 2017, the annual variable compensation amount to be prorated will be no less than $3.5 million.

  •
  A cash amount equal to two times the sum of (x) Mr. Troise's annual base salary in effect immediately prior to the date of termination or the date of the Change in Control, whichever is higher, plus (y) an amount equal to the average variable incentive compensation paid or payable to Mr. Troise with respect to the three years immediately preceding the calendar year of his termination provided that if the termination occurs prior to January 1, 2018, the annual variable compensation amount will be no less than $3.5 million. This cash amount will be paid in a lump sum within thirty days after his date of termination of employment.

  •
  Any unpaid annual variable compensation award for the year prior to the year of termination (based on actual performance), to be paid at the time that such annual variable compensation is paid to active senior executives of the Company.

  •
  Continued health benefits and a cash amount equal to the premium cost that the Company would have paid to maintain disability and life insurance coverage for Mr. Troise and, if applicable, his spouse and dependents until the earlier of the end of the two-year period following the date of termination or the date on which Mr. Troise is eligible to receive substantially comparable benefits through subsequent employment.

        In addition, consistent with other prior retention incentive awards granted to other senior executives of the Company, under the terms of Mr. Troise's Sign-On Option Award, such award will become vested and exercisable immediately prior to the effectiveness of a Change in Control, if he is employed by the Company as of such date. With respect to Mr. Troise's Inducement Equity Award and equity portion of the 2015 Buy-Out Award, such awards shall similarly become vested in full and settle upon a Change in Control if he is employed as of the date of the Change in Control, and otherwise will be subject to the provisions of his employment agreement.

Grants of Plan-Based Awards Table

        The table set forth below lists each grant or award made in 2015 to any of the named executive officers under any of the Company's equity and non-equity incentive plans.

										All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
											All Other Option Awards: Number of Securities Underlying Options (#)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($)
													Grant Date Fair Value ($)(4)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
R. Jarrett Lilien	10/19/15	(5)	10/15/15	—	—	—	—	—	—	65,747	—	—	1,000,000
Steven R. Vigliotti	2/11/15		2/3/15	—	—	—	—	—	—	19,582	—	—	429,000
	2/11/15		2/3/15	—	—	—	8,901	17,801	26,702	—	—	—	390,000
	11/12/15	(6)	11/12/15	—	—	—	—	—	—	26,902	—	—	520,000
Robert J. Boardman	2/11/15		2/3/15	—	—	—	—	—	—	22,994	—	—	503,778
	2/11/15		2/3/15	—	—	—	10,452	20,903	31,355	—	—	—	457,980
	11/12/15	(6)	11/12/15	—	—	—	—	—	—	31,816	—	—	615,000
Michael V. Marrale	2/11/15		2/3/15	—	—	—	—	—	—	20,334	—	—	445,500
	2/11/15		2/3/15	—	—	—	9,243	18,485	27,728	—	—	—	405,000
	11/12/15	(6)	11/12/15	—	—	—	—	—	—	26,902	—	—	520,000
James P. Selway III	2/3/15	(7)	2/3/15	—	—	—	—	—	—	9,175	—	—	200,000
	2/11/15		2/3/15	—	—	—	—	—	—	16,569	—	—	363,000
	2/11/15		2/3/15	—	—	—	7,531	15,062	22,593	—	—	—	330,000
	11/12/15	(6)	11/12/15	—	—	—	—	—	—	22,763	—	—	440,000
Robert C. Gasser	2/11/15	(8)	2/3/15	—	—	—	—	—	—	57,988	—	—	1,270,500
	2/11/15	(8)	2/3/15	—	—	—	26,358	52,716	79,074	—	—	—	1,155,000

(1)
As discussed in greater detail in our Compensation Discussion and Analysis above and the narrative below this table, the maximum total variable incentive compensation award that could have been made to each of Messrs. Marrale and Selway under our Pay-For-Performance Incentive Plan for 2015 was 4% of the Company's pre-tax income (as adjusted to exclude non-operating or one-time items in accordance with the Company's historical practices). For the 2015 performance period, the Compensation Committee determined to pay less than the maximum award payable as further described in the Compensation Discussion and Analysis above. The variable incentive compensation awards that could have been made to the other named executive officers (Messrs. Vigliotti and Boardman) were not subject to maximum limitations because such executive officers were not subject to Section 162(m) of the Internal Revenue Code and therefore not part of our Pay-for-Performance Incentive Plan.

(2)
Shares subject to these restricted stock units were granted as ROE-based Restricted Stock Unit Awards (as described in the narrative discussion following this table) under the Variable Stock Compensation Program, the economic value of which reflects compensation for fiscal year 2014 performance. Actual payouts will be made after the end of each fiscal year in the 2014 Award Performance Period on the first, second and third anniversaries of the grant date as applicable. The minimum performance for each tranche will result in a payout of 50% of the basic shares scheduled to vest, while the maximum performance for each tranche will result in a payout of 150% of the basic shares scheduled to vest. For more information relating to these awards, see the narrative discussion following this table. In April 2015, our Board of Directors initiated a dividend program under which we began to pay quarterly dividends, subject to quarterly declarations by the Board of Directors. The basic units under the ROE-based Restricted Stock Unit Awards (other than the award received by Mr. Boardman) accrue dividend equivalents which are payable in stock when the awards vest.

(3)
Except for the Selway Special Equity Award granted on February 3, 2015 and the Executive Retention Awards granted on November 12, 2015, shares subject to these restricted stock units (including both basic and matching units) were granted as Time-based Restricted Stock Unit

  Awards (as described in the narrative discussion following this table) under the Variable Stock Compensation Program, the economic value of which reflects compensation for fiscal year 2014 performance. The basic units under such Time-based Restricted Stock Unit Awards (other than the award received by Mr. Boardman) accrue dividend equivalents which are payable in stock when the awards vest. For more information relating to these units, see the narrative discussion following this table.

(4)
Reflects the aggregate grant date fair value of the awards as determined pursuant to FASB ASC Topic 718. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2015 Annual Report, which are incorporated herein by reference.

(5)
Shares subject to these restricted stock units were granted to Mr. Lilien as further described in the Compensation Discussion and Analysis. This award was granted under the Company's Equity Plan and vests in three equal installments on each anniversary of the award's grant date, subject to Mr. Lilien having continued as Interim Chief Executive Officer and President of the Company through the start date of our new Chief Executive Officer and not resigning from the Board prior to any relevant vesting date.

(6)
These shares represent the Executive Retention Awards granted to Messrs. Vigliotti, Boardman, Marrale and Selway as further described in the Compensation Discussion and Analysis. These discretionary restricted stock unit awards were granted under one of the subplans to the Equity Plan and will vest in equal installments on each of the second, third and fourth anniversaries of the date of grant so long as the executive remains continuously employed by the Company through, and is in good standing on, each applicable vesting date. This award was not part of the variable incentive compensation program for 2015 performance and was intended as an extraordinary award in keeping with our philosophy to retain, motivate and reward the talent needed to achieve growth and long-term success for our stockholders.

(7)
These shares represent the special equity award granted to Mr. Selway as further described in last year's proxy statement (the "Selway Special Equity Award"). This award was granted under the Company's Equity Plan and will cliff vest on the third anniversary of the grant date so long as Mr. Selway remains continuously employed by the Company through such vesting date. This award was not part of the variable incentive compensation program for 2014 performance and was intended as an extraordinary award in keeping with our philosophy to retain, motivate and reward the talent needed to achieve growth and long-term success for our stockholders.

(8)
Shares subject to these restricted stock units were forfeited in connection with the termination of Mr. Gasser's employment in August 2015.

  Pay-For-Performance Incentive Plan

        For Messrs. Gasser, Marrale and Selway, during the first quarter of 2015, the Compensation Committee, in order to preserve tax deductibility of compensation, set a maximum award under the Pay-For-Performance Incentive Plan and performance objectives upon which payment of the award would be conditioned. Although the Compensation Committee has no discretion to increase the amounts of awards previously established under the plan, the plan permits the Compensation Committee to reduce the amount of or cancel final awards in view of business strategy, performance of comparable organizations, economic and business conditions, personal performance of the participant, or otherwise. The Compensation Committee may also provide that income of a business unit may be adjusted downward to reflect specified charges, expenses, and other amounts, or adjust or modify awards and performance objectives in recognition of unusual or nonrecurring events, in response to changes in applicable laws, regulations, accounting principles, or other circumstances, or specify performance periods for awards less than one year. If a participant ceases to be employed due to death, disability, or retirement (including early retirement with the approval of the Compensation

Committee), the Compensation Committee will determine the amount payable as a final award achieved or resulting from the portion of the performance year completed at the date employment ceased (which may be a pro rata payment of the final award, determined at the end of the performance year), except that no payout shall be made if it is duplicative of severance payments. If a participant's employment terminates during a performance year for any other reason, as was the case for Mr. Gasser, no final award will be paid to the participant under the Pay-For-Performance Incentive Plan. During the first quarter of 2016, the Compensation Committee determined the extent to which Messrs. Marrale's and Selway's awards were earned and performance objectives achieved, and the amount therefore payable to each of Messrs. Marrale and Selway.

        Note that awards under this Pay-For-Performance Incentive Plan are paid only to the extent that the achievement of plan metrics allows for payment of such award.

  Variable Stock Compensation Program

        Under our Variable Stock Compensation Program, each eligible participant is granted a number of basic stock units on the date the year-end cash variable incentive compensation is paid to the participant equal to (i) the amount by which the participant's variable incentive compensation is awarded in equity as determined by the Compensation Committee, divided by (ii) the closing price per share of the Company's common stock on the NYSE on the grant date. The number of basic stock units granted to each named executive officer under the Variable Stock Compensation Program in 2015 was determined based upon the amount of 2015 variable incentive compensation awarded in equity divided by the closing price per share of our common stock on the NYSE on the grant date.

        Applying our Pay-for-Performance Commitment Policy, the equity incentive awards were then split such that each named executive officer received (i) half of his award as Time-based Restricted Stock Unit Awards and (ii) the remaining half as ROE-based Restricted Stock Unit Awards. With respect to the Time-based Restricted Stock Unit Awards, basic stock units vest in equal annual installments on each of the first, second and third anniversaries of the date of grant if the executive remains continuously employed by the Company through, and is in good standing on, each applicable vesting date. For the ROE-based Restricted Stock Unit Awards, one-third of the basic stock units will vest on each of the first, second and third anniversaries of the date of grant based upon the level of the Company's ROE achieved for each of the three fiscal years, respectively, that ends immediately prior to the applicable vesting date if the executive remains continuously employed by the Company through, and is in good standing on, each applicable vesting date. The number of ROE-based restricted stock units actually earned pursuant to the award may increase or decrease depending on the level of the Company's ROE for each of the three fiscal years. In addition, pursuant to the terms of the Variable Stock Compensation Program, each of the Time-based Restricted Stock Unit Awards was accompanied by a 10% match of the number of basic stock units granted. The matching stock units vest 100% on the third anniversary of the date of grant if the executive remains continuously employed by the Company through, and is in good standing on, each applicable vesting date.

        Once the basic and matching units related to the Time-based Restricted Stock Unit Awards have vested, and once the basic units related to the ROE-based Restricted Stock Unit Awards have been earned and vested, the awards will be settled in shares of our common stock within 30 days after each applicable vesting date.

Outstanding Equity Awards for Named Executive Officers at December 31, 2015

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
R. Jarrett Lilien	10/19/2015	—	—	—	—	—	65,747	(2)	1,119,014	—		—
Steven R. Vigliotti	2/23/2012	—	—	—	—	—	—		—	8,599	(3)	146,355
	2/22/2013	—	—	—	—	—	4,514	(4)	76,828	—		—
	2/22/2013	—	—	—	—	—	—		—	7,986	(5)	135,922
	2/12/2014	—	—	—	—	—	13,982	(6)	237,974	—		—
	2/12/2014	—	—	—	—	—	—		—	20,062	(7)	341,455
	2/11/2015	—	—	—	—	—	19,582	(8)	333,286	—		—
	2/11/2015	—	—	—	—	—	3,757	(9)	63,944	11,867	(9)	201,976
	11/12/2015	—	—	—	—	—	26,902	(10)	457,872	—		—
Robert J. Boardman	2/23/2012	—	—	—	—	—	—		—	7,112	(3)	121,046
	2/22/2013	—	—	—	—	—	4,483	(4)	76,301	—		—
	2/22/2013	—	—	—	—	—	—		—	7,932	(5)	135,003
	2/5/2014	—	—	—	—	—	15,452	(11)	262,993	—		—
	2/12/2014	—	—	—	—	—	16,812	(6)	286,140	—		—
	2/12/2014	—	—	—	—	—	—		—	24,122	(7)	410,556
	2/11/2015	—	—	—	—	—	22,994	(8)	391,358	—		—
	2/11/2015	—	—	—	—	—	4,411	(9)	75,075	13,935	(9)	237,174
	11/12/2015	—	—	—	—	—	31,816	(10)	541,508	—		—
Michael V. Marrale	2/22/2013	—	—	—	—	—	10,791	(4)	183,663	—		—
	2/12/2014	—	—	—	—	—	13,982	(6)	237,974	—		—
	2/12/2014	—	—	—	—	—	—		—	20,062	(7)	341,455
	2/11/2015	—	—	—	—	—	20,334	(8)	346,085	—		—
	2/11/2015	—	—	—	—	—	3,901	(9)	66,395	12,323	(9)	209,737
	11/12/2015	—	—	—	—	—	26,902	(10)	457,872	—		—
James P. Selway III	2/22/2013	—	—	—	—	—	10,621	(4)	180,769	—		—
	2/12/2014	—	—	—	—	—	15,381	(6)	261,785	—		—
	2/12/2014	—	—	—	—	—	—		—	22,068	(7)	375,597
	2/3/2015	—	—	—	—	—	9,175	(12)	156,159	—		—
	2/11/2015	—	—	—	—	—	16,569	(8)	282,004	—		—
	2/11/2015	—	—	—	—	—	3,179	(9)	54,107	10,041	(9)	170,898
	11/12/2015	—	—	—	—	—	22,763	(10)	387,426	—		—
Robert C. Gasser	—	—	—	—	—	—	—		—	—		—

(1)
The market value was determined using a per share value of the Company's common stock of $17.02 (which was the closing price per share on December 31, 2015).

(2)
These units represent the restricted stock units granted to Mr. Lilien pursuant to the Equity Plan. These units will vest in three equal installments on each anniversary of the award's grant date, subject to Mr. Lilien having continued as Interim Chief Executive Officer and President of the Company through the start date of our new Chief Executive Officer and not resigning from the Board prior to any relevant vesting date.

(3)
These units represent the restricted stock units (basic and matching stock units) granted in 2012 (for the 2011 performance year) pursuant to the Variable Stock Compensation Program and are described as Market-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. Messrs. Vigliotti and Boardman were issued 1,985 and 1,642 matching units, respectively, which vested in full on February 23, 2016. The remaining units disclosed represent the unvested basic units granted under the Variable Stock Compensation Program that vested on February 23, 2016.

(4)
These units represent the restricted stock units (basic and matching stock units) granted in 2013 (for the 2012 performance year) pursuant to the Variable Stock Compensation Program and are described as Time-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. Messrs. Vigliotti, Boardman, Marrale and Selway were issued 1,042, 1,035, 2,491 and 2,451 matching units, respectively, which vested in full on February 22, 2016. The remaining units disclosed represent basic units granted under the Variable Stock Compensation Program that vested on February 22, 2016.

(5)
These units represent the restricted stock units (basic and matching stock units) granted in 2013 (for the 2012 performance year) pursuant to the Variable Stock Compensation Program and are described as Market-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. Messrs. Vigliotti and Boardman were issued 1,042 and 1,035 matching units, respectively, which will vest in full on February 22, 2017 provided the named executive officer remains continuously employed through such vesting date and the 90-day average of the Company's common stock price preceding February 22, 2017 is greater than the 90-day average of the Company's common stock price preceding the grant date. The remaining units disclosed represent the unvested basic units granted under the Variable Stock Compensation Program, one half of such units vested on February 22, 2016, and, provided the named executive officer remains continuously employed through the applicable vesting date and the 90-day average of the Company's common stock price preceding each of the vesting dates is greater than the 90-day average of the Company's common stock price preceding the grant date, the remainder will vest on February 22, 2017.

(6)
These units represent the restricted stock units (basic and matching stock units) granted in 2014 (for the 2013 performance year) pursuant to the Variable Stock Compensation Program and are described as Time-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. Messrs. Vigliotti, Boardman, Marrale and Selway were issued 1,824, 2,193, 1,824 and 2,007 matching units, respectively, which will vest in full on February 12, 2017 provided the named executive officer remains continuously employed through such vesting date. The remaining units disclosed represent basic units granted under the Variable Stock Compensation Program; one half of such units vested on February 12, 2016, and, provided the named executive officer remains continuously employed through the applicable vesting date, the remainder will vest on February 12, 2017.

(7)
These units represent the restricted stock units (basic and matching stock units) granted in 2014 (for the 2013 performance year) pursuant to the Variable Stock Compensation Program and are described as Market-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. Messrs. Vigliotti, Boardman, Marrale and Selway were issued 1,824, 2,193, 1,824 and 2,007 matching units, respectively, which will vest in full on February 12, 2018 provided the named executive officer remains continuously employed through such vesting date and the 90-day average of the Company's common stock price preceding February 12, 2018 is greater than the 90-day average of the Company's common stock price preceding the grant date. The remaining units disclosed represent the unvested basic units granted under the Variable Stock Compensation Program; one-third of such units vested on February 12, 2016, and, provided the named executive officer remains continuously employed through the applicable vesting dates and the 90-day average of the Company's common stock price preceding each of the vesting dates is greater than the 90-day average of the Company's common stock price preceding the grant date, the remainder will vest in equal installments on each of February 12, 2017 and February 12, 2018.

(8)
These units represent the restricted stock units (basic and matching stock units) granted in 2015 (for the 2014 performance year) pursuant to the Variable Stock Compensation Program and are described as Time-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. Messrs. Vigliotti, Boardman, Marrale and Selway were issued 1,781, 2,091, 1,849 and

  1,507 matching units, respectively, which will vest in full on February 11, 2018 provided the named executive officer remains continuously employed through, and is in good standing on, such vesting date. The remaining units disclosed represent basic units granted under the Variable Stock Compensation Program; one-third of such units vested on February 11, 2016, and, provided the named executive officer remains continuously employed through, and is in good standing on, the applicable vesting date, the remainder will vest in equal installments on each of February 11, 2017 and February 11, 2018.

(9)
These units represent the restricted stock units granted in 2015 (for the 2014 performance year) pursuant to the Variable Stock Compensation Program and are described as ROE-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. The units disclosed in column (g) represent the earned and unvested basic units granted under the Variable Stock Compensation Program that vested on February 11, 2016. The remaining units disclosed in column (i) represent the unearned and unvested basic units granted under the Variable Stock Compensation Program that will vest in equal installments on each of February 11, 2017 and February 11, 2018 based upon the level of the Company's ROE achieved for each of the two fiscal years, respectively, that ends immediately prior to the applicable vesting date, provided the named executive officer remains continuously employed through, and is in good standing on, the applicable vesting date. The number of ROE-based restricted stock units actually earned pursuant to the award may increase or decrease depending on the level of the Company's ROE for each fiscal year.

(10)
These units represent the Executive Retention Awards granted to Messrs. Vigliotti, Boardman, Marrale and Selway as discretionary awards under one of the subplans to the Equity Plan. These units will vest in equal installments on February 11, 2017, February 11, 2018 and February 11, 2019 provided the named executive officer remains continuously employed through, and is in good standing on, the applicable vesting date.

(11)
These units represent special restricted stock units granted to Mr. Boardman in 2014 pursuant to the Variable Stock Compensation Program. These units will vest on February 5, 2017, the third anniversary of the grant date, provided Mr. Boardman remains continuously employed through such vesting date.

(12)
These units represent the Selway Special Equity Award. These units will vest on February 3, 2018, the third anniversary of the grant date, provided Mr. Selway remains continuously employed by the Company through such vesting date.

Options Exercised and Stock Vested for 2015 for Named Executive Officers

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized Upon Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
R. Jarrett Lilien	—	—	—	—
Steven R. Vigliotti	—	—	28,238	622,859
Robert J. Boardman	—	—	26,791	591,152
Michael V. Marrale	—	—	14,381	317,393
James P. Selway III	—	—	26,321	580,643
Robert C. Gasser	—	—	84,299	1,859,482

(1)
The amounts shown in column (d) represent restricted stock units that vested in 2015.

(2)
Values based on the closing price of our common stock on the NYSE on the vesting date of the underlying shares, or the last trading day immediately prior to the vesting date to the extent the vesting date was not a trading date.

Severance and Change-in-Control Arrangements

  Change-in-Control Agreements

        As of December 31, 2015, the following named executive officers had change-in-control agreements or arrangements with the Company: Messrs. Vigliotti, Boardman, Marrale and Selway. Each change-in-control agreement provides for the payment of benefits if the executive's employment is terminated within eighteen months following a Change in Control (defined below), either by the Company not for Cause (defined below) (and not due to the executive's death or disability) or by the executive for Good Reason (as defined below). In addition, if the executive's employment is terminated by the Company other than for Cause within six months prior to the date of a Change in Control and it is reasonably demonstrated that the termination arose in connection with, or in anticipation of, the Change in Control, the benefits set forth below will be paid to the executive.

        "Good Reason" is defined to include (i) a material reduction in the executive's primary functional authorities, duties or responsibilities (other than any such reduction resulting merely from an acquisition of the Company and its existence as a subsidiary or division of another entity); (ii) relocation of the executive's principal job location of more than 35 miles; (iii) material reductions in the executive's base salary or participation in annual incentive compensation plans, other than certain across-the-board reductions; and (iv) a material breach of the change-in-control agreement by the Company (including the Company (a) for Messrs. Boardman, Marrale and Selway, decreasing by more than 33% the sum of the executive's base salary and average annual variable incentive compensation for the three years immediately preceding the year of termination of employment (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program) and (b) for Mr. Vigliotti, decreasing the sum of the executive's base salary and target annual cash incentives by more than 10% (in accordance with the terms of his original change-in-control agreement negotiated at his time of hire in December 2009)). With respect to Mr. Vigliotti, "Good Reason" is defined to also include Mr. Vigliotti no longer reporting directly to the Company's Chief Executive Officer.

        "Cause" is defined to include (i) the executive's willful failure to substantially perform his duties with the Company (other than any as a result of the executive's disability); (ii) the executive's gross negligence in the performance of his duties which results in material financial harm to the Company; (iii) the executive's conviction of, or guilty plea, to any felony or any other crime involving the personal enrichment of the executive at the expense of the Company; (iv) the executive's willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (v) the executive's willful material violation of any provision of the Company's code of conduct.

        "Change in Control" is deemed to occur (i) if any person, other than the Company or a person related to the Company, is or becomes the beneficial owner of 35% percent or more of the total voting power of all the then-outstanding voting securities; (ii) if a majority of the members of the Company's incumbent board of directors cease to be board members; (iii) upon consummation of a merger, consolidation, recapitalization, or reorganization of the Company or similar transaction affecting the capital structure of the Company in which the Company's existing stockholders or a related person do not continue to own more than 50% of the outstanding voting securities of the surviving entity; (iv) upon consummation of the sale by the Company of all or substantially all of the Company's assets; or (v) if the stockholders of the Company approve a plan of complete liquidation of the Company.

        The benefits payable are (i) base salary, together with unused accrued vacation, through the date of termination, (ii) a pro-rata variable incentive compensation award for the year of termination based on the average of the executive's variable incentive compensation for the three years immediately preceding the year of termination of employment or such shorter period during which the executive has been employed by the Company and eligible to receive variable incentive compensation (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable

Stock Compensation Program), and (iii) one times (two times in the case of Mr. Vigliotti) the sum of the executive's annual base salary in effect immediately prior to the date of termination or the date of the Change in Control, whichever is higher, plus the average of the executive's variable incentive compensation for the three years immediately preceding the year of termination of employment (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program). Such amounts are payable in a lump sum within ten business days after the date of termination of employment. In addition, the Company will continue to provide the executive and his or her dependents with health benefits and will pay to the executive an amount in cash equal to the premium cost that the Company would have paid to maintain disability and life insurance coverage for the executive and his or her dependents until the earlier of the end of the one-year period (two-year period in the case of Mr. Vigliotti) following the date of termination or the date on which the executive is eligible to receive substantially comparable benefits through subsequent employment. If any payment under a change-in-control agreement is subject to an excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, the amounts payable will be reduced to a level at which no amount is subject to the excise tax, provided that no reduction will be made if the net after-tax benefit, taking into account income, employment and excise taxes, to which the executive would otherwise be entitled without the reduction would be greater than the net after-tax benefit to the executive resulting from receipt of the payments with such reduction. However, in this case, the executive will be responsible for all excise tax payments. Each change-in-control agreement contains a confidentiality provision that protects the Company's confidential information both during and following the term of the named executive officer's employment. Last, in the event of a dispute under a change-in-control agreement, the Company will reimburse the executive for reasonable legal fees and expenses incurred in the dispute if the executive prevails on any material claim or defense in the dispute.

        The following table sets forth the estimated total payments, as well as each component of compensation outlined above or in the footnotes to the table below and taken into account in determining the total amounts payable in connection with a Change in Control, that would have been due to each of the named executive officers had a Change in Control and a qualifying termination of employment occurred on December 31, 2015, assuming a per share value of the Company's common stock of $17.02 (which was the closing price per share on December 31, 2015).

Name	Total Cash Severance	Value of Additional Welfare Benefits(1)	Acceleration of Vesting of Restricted Stock Unit Awards(2)	Total Change in Control Payments
Steven R. Vigliotti	$3,725,000	$44,351	$2,032,665	$5,802,015
Robert J. Boardman(3)	$2,497,806	$3,920	$2,580,675	$5,082,400
Michael V. Marrale	$2,305,333	$22,386	$1,881,663	$4,209,382
James P. Selway III	$2,200,000	$7,783	$1,900,096	$4,107,879

(1)
Value of additional benefits assumes benefits will be provided for a full year (two years for Mr. Vigliotti), is based on current costs and does not assume increased value for future price increases or ITG providing for executive without benefit of group rates.

(2)
Under the terms of the applicable award agreements and the Equity Plan including its subplan, the Variable Stock Compensation Program, upon a Change in Control, Time-based Restricted Stock Unit Awards vest in full and performance-based restricted stock unit awards (including Market-based Restricted Stock Unit Awards and ROE-based Restricted Stock Unit Awards) vest in full based on the greater of (i) the Company's actual performance level achieved with respect to the performance goals as of the occurrence of the Change in Control or (ii) the target performance level as to the performance goals. The amounts in this column reflect the face value of (i) the Time-based Restricted Stock Unit Awards, (ii) the Market-based Restricted Stock Unit Awards assuming that the stock price performance metric was achieved and (iii) the ROE-based Restricted Stock Unit Awards assuming the ROE performance metric was achieved at target.

(3)
Mr. Boardman's total cash severance and value of additional welfare benefits were converted from GBP to USD at the following exchange rate: 0.6543 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2015 fiscal year.

        In the event that a Change in Control occurred on December 31, 2015 and there was no subsequent qualifying termination of employment, the total payment for each named executive officer would be the amounts set forth under "Acceleration of Vesting of Restricted Stock Unit Awards" above.

  Robert C. Gasser

        Effective August 3, 2015, the Company terminated the employment of Robert C. Gasser as President and Chief Executive Officer of the Company. Pursuant to the employment agreement between Mr. Gasser and the Company dated September 15, 2006, which agreement was last amended and restated on April 20, 2010 (the "Employment Agreement") and further described in last year's proxy statement, Mr. Gasser received only his base salary through his date of termination, reimbursement of all reimbursable expenses incurred by him prior to such termination, and all other accrued, but unpaid benefits under the Company's benefit plans and programs. Mr. Gasser had sixty (60) days from his termination date to exercise his options in accordance with the terms of his option award. All of Mr. Gasser's other outstanding equity awards were forfeited upon his termination and he was not eligible for any awards under our 2015 variable incentive compensation program. Additionally, under the terms of the Employment Agreement, for the one-year period after Mr. Gasser's termination, he cannot (i) compete with the Company, (ii) solicit in any way the employees of the Company to terminate their employment, or (iii) solicit in any way the customers, suppliers, clients, brokers, licensees or other business relations of the Company to cease doing business with the Company.

        In October 2015, Mr. Gasser filed a Demand for Arbitration before the American Arbitration Association against the Company. Mr. Gasser's statement of claim alleges that the Company breached his Employment Agreement with the Company by terminating his employment for "cause", and further alleges that the Company defamed him. The statement of claim seeks an award of damages and equity valued in the arbitration demand at $8.0 million, plus an additional $5.0 million in actual and punitive damages with respect to the defamation claim.

  R. Jarrett Lilien

        As further described on page 46 of this proxy statement, on October 15, 2015, the Company entered into the October Letter Agreement with Mr. Lilien with respect to his compensation as our Interim Chief Executive Officer during the Interim Period. The following table sets forth the estimated total payments that would have been due to Mr. Lilien assuming that he was terminated from the Company (other than pursuant to his voluntarily resignation as Interim Chief Executive Officer or a member of our Board), upon the occurrence of a Change in Control or in the event of his death or Disability (as defined in the Equity Plan), in each case, on December 31, 2015, assuming a per share value of the Company's common stock of $17.02 (which was the closing price per share on December 31, 2015):

Name	Total Bonus Amount(1)	Accelerated Restricted Stock Unit Awards(2)	Total Payments
R. Jarrett Lilien	$640,000	$1,119,014	$1,759,014

(1)
This amount reflects Mr. Lilien's lump sum bonus amount which, beginning November 1, 2015, consisted of $320,000 for each calendar month in which Mr. Lilien continued to serve his duties as Interim Chief Executive Officer (with such amount guaranteed for the full calendar month of November 2015, and prorated based on the number of days during any partial calendar month in which Mr. Lilien remained so employed thereafter).

(2)
The amount in this column reflects the face value of the restricted stock unit award granted to Mr. Lilien on October 19, 2015 under the Equity Plan.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company's stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

        At our 2015 Annual Meeting, stockholders expressed support for the compensation of our named executive officers, with more than 96% of the votes cast for the "say-on-pay" advisory (non-binding) resolution approving our executive compensation.

        As described in detail above under Compensation Discussion and Analysis, our executive compensation programs are designed to attract and retain our named executive officers, who are essential to our success. Under these programs, our named executive officers are rewarded for financial and business results that benefit our stockholders. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

        The Compensation Committee continually reviews the compensation programs for our senior executive team, including our named executive officers, to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices.

        In accordance with Section 14A of the Exchange Act, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at the Company's 2016 Annual Meeting:

    "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Although non-binding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and we will review and consider the voting results when evaluating our executive compensation program in the future.

        The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote will be conducted at our 2017 annual meeting of stockholders.

        Our Board of Directors unanimously recommends that you vote "FOR" this proposal to approve named executive officer compensation.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2015 with respect to the shares of common stock that may be issued to our employees and directors under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(c)
Equity compensation plans approved by security holders(a)	3,271,499	$12.17	3,306,195
Equity compensation plans not approved by security holders	—	—	—
Total	3,271,499	$12.17	3,306,195

(a)
Consists of the Equity Plan (including its subplans) and the ESPP.

(b)
The weighted average exercise price relates to outstanding options only. Shares underlying time- and performance-based stock units are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price. If such awards were taken into account in such calculation, the weighted-average exercise price would be $0.16 for equity compensation plans approved by stockholders.

(c)
Shares remaining available for future issuance under the various plans include: (i) 3,048,320 securities to be issued pursuant to the Equity Plan (including its subplans) and (ii) 257,875 securities to be issued pursuant to the ESPP.

 PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        KPMG LLP ("KPMG") was our independent auditor for the years ended December 31, 2015 and 2014. On February 25, 2016, KPMG was appointed by the Audit Committee to serve as our independent auditor for 2016.

        The ratification of the appointment of KPMG is being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the Audit Committee and the Board of Directors will reconsider such appointment.

        Our Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of KPMG as our independent auditor for the 2016 fiscal year.

        A representative of KPMG, the independent auditor who audited our consolidated financial statements for 2015, is expected to be present at the Annual Meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

Fees to our Independent Auditor

        The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2015 and 2014, and fees billed for audit-related services, tax services and all other services rendered by KPMG for such periods.

	2015	2014
	(in thousands)
Audit fees(1)	$2,269	$2,021
Audit-related fees(2)	55	15
Tax fees(3)	178	411
All other fees(4)	100	—

Total	$2,602	$2,447

(1)
The aggregate fees incurred include amounts for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and amounts for the audit of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, including in each case services related thereto such as statutory audits, consents, and assistance with, and review of, documents filed with the SEC and other regulatory bodies.

(2)
The audit-related fees primarily relate to attestation services provided to our three U.S. broker-dealers and system implementation testing.

(3)
The aggregate fees incurred for tax services include amounts in connection with tax compliance and tax consulting services.

(4)
The all other fees primarily relate to services in connection with a SOC 2 audit report.

Pre-approval of Services by the Independent Auditor

        The Audit Committee has adopted policies and procedures for pre-approval of audit and permitted non-audit services by our independent auditor. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent auditor and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific engagements that were not previously pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or earlier if required.

        The Audit Committee has authorized the Company's Chief Financial Officer to engage the Company's independent auditor to perform special non-audit projects (including tax compliance projects), provided that (a) the fees payable in respect of such projects do not exceed $10,000 for any individual project and $100,000 in the aggregate in any given calendar year, (b) to the extent that the fees payable in respect of any such project are greater than $10,000, but less than or equal to $20,000, the Company's Chief Financial Officer shall obtain prior approval from the Audit Committee's Chair, (c) to the extent the fees payable in respect of such project are expected to exceed $20,000, separate prior Audit Committee approval shall be obtained and (d) the subject matter of such projects is permitted to be performed under the SEC's and the PCAOB's independence rules. Any projects approved in accordance with (a) and (b) will be brought to the attention of the Audit Committee at its next meeting.

        The Audit Committee will regularly review summary reports detailing all services being provided to ITG by its independent auditor.

REPORT OF THE AUDIT COMMITTEE

        At the time of this report, the Audit Committee of ITG's Board of Directors was composed of four non-employee directors. The Board of Directors has determined that each of those directors satisfied independence requirements, financial literacy and other criteria established by NYSE listing standards. Our Audit Committee charter is available on our website at www.itg.com/corporategovernance/. This charter complies with requirements imposed upon audit committees under the Sarbanes-Oxley Act and under the NYSE listing standards.

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by ITG for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and to assist the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent registered public accounting firm's ("independent auditor's") qualifications and independence and (4) the performance of the Company's internal audit function and independent auditors. Management has the primary responsibility for ITG's consolidated financial statements and the reporting process, including the internal control systems. ITG's independent auditors are responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

        KPMG LLP ("KPMG") served as ITG's independent auditor for 2015, and the Audit Committee has recommended that KPMG be elected in that capacity for 2016. See "Ratification of Selection of Independent Auditors."

        The Audit Committee has reviewed and discussed with management and KPMG representatives ITG's audited consolidated financial statements for the year ended December 31, 2015. It has also discussed with KPMG the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received the written disclosures from KPMG in accordance with the applicable requirements of the PCAOB regarding KPMG's independence and has discussed with KPMG the auditors' independence. We have determined that KPMG's provision of certain limited non-audit services is compatible with their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2015 be included in ITG's 2015 Annual Report.

Audit Committee

T. Kelley Millet, Chairman
Brian G. Cartwright
Timothy L. Jones
Lee Shavel

CONTACTING THE BOARD OF DIRECTORS

        You or any interested party may communicate with our Board of Directors, including our non-management directors and the Chair of the Audit Committee, by sending a letter addressed to the ITG Board of Directors or any individual director, c/o Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Corporate Secretary. Any complaints or concerns relating to ITG's accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Other concerns will be referred to the Chair of the Board with a copy to the Chair of the Nominating and Corporate Governance Committee. Any complaints or concerns may be reported anonymously or confidentially. ITG strictly prohibits any retaliation for reporting a possible violation of law, ethics, or firm policy regardless of whom the report concerns.

WHERE YOU CAN FIND MORE INFORMATION

        As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about our Company. You can inspect and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet Site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials of our Company at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and on our website at http://investor.itg.com.

        If you are one of our stockholders and would like to receive a copy of any document referred to in this Proxy Statement, you should call or write to Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Investor Relations (telephone: (800) 991-4484). In order to ensure timely delivery of the documents prior to the Annual Meeting, you should make any such request not later than May 26, 2016.

        You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to give any information different from the information contained in this Proxy Statement. This Proxy Statement is dated April 25, 2016. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the distribution of this Proxy Statement to stockholders shall not mean otherwise.

OTHER MATTERS; STOCKHOLDER PROPOSALS
FOR THE 2017 ANNUAL MEETING OF ITG

        As of the date of this Proxy Statement, our Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting, other than as described in this Proxy Statement. If any other matters shall properly come before the Annual Meeting or any adjournments or postponements thereof and shall be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

        Stockholders who, in accordance with Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2017 annual meeting of stockholders must submit their proposals to our Corporate Secretary on or before December 26, 2016. Such proposals must also comply with the requirements of Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        Under our Bylaws, for director nominations or other business to be properly brought before the 2017 annual meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than February 9, 2017 and no later than March 11, 2017. Such notices must also comply with the other requirements of our Bylaws.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on June 8, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ITG2016 You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ONE LIBERTY PLAZA 165 BROADWAY NEW YORK, NEW YORK 10006 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on June 8, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E09865-P77011 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. INVESTMENT TECHNOLOGY GROUP, INC. The Board of Directors recommends that you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold AllAll For All Except 1. Election of Directors Nominees: 01) Brian G. Cartwright 02) Minder Cheng 03) Timothy L. Jones 04) R. Jarrett Lilien 05) Kevin J. Lynch ! ! ! 06) T. Kelley Millet 07) Lee M. Shavel 08) Francis J. Troise 09) Steven S. Wood The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! ! ! ! 2. Ratification of the appointment of KPMG LLP as the company's independent registered public accountants for the fiscal year ending December 31, 2016. 3. Approval of the company's executive compensation. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. E09866-P77011 INVESTMENT TECHNOLOGY GROUP, INC. Annual Meeting of Stockholders June 9, 2016 11:30 AM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors of the Company. The stockholder signing on the reverse of this proxy card appoints each of Francis J. Troise, Steven R. Vigliotti and Angélique F.M. DeSanto as proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Investment Technology Group, Inc. held of record by the undersigned on April 13, 2016 or which the undersigned would otherwise be entitled to vote at the Annual Meeting of Stockholders to be held on June 9, 2016, and any adjournment or postponement thereof, upon all matters that may properly come before the meeting. All shares votable by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner specified on the reverse side of this card. If no such direction is made, this proxy will be voted FOR ALL directors in Proposal No. 1 and FOR Proposal Nos. 2 and 3. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be voted on reverse side Address Changes/Comments: